Exhibit 2.1

SEPARATION AND DISTRIBUTION AGREEMENT

BY AND BETWEEN

JOHNSON CONTROLS INTERNATIONAL PLC

AND

ADIENT LIMITED

DATED AS OF SEPTEMBER 8, 2016

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5.6	Data Transfer Agreement	51

ARTICLE VI EXCHANGE OF INFORMATION; CONFIDENTIALITY		51

6.1	Agreement for Exchange of Information	51
6.2	Ownership of Information	52
6.3	Compensation for Providing Information	52
6.4	Record Retention	52
6.5	Limitations of Liability	53
6.6	Other Agreements Providing for Exchange of Information	53
6.7	Production of Witnesses; Records; Cooperation	53
6.8	Privileged Matters	54
6.9	Confidentiality	56
6.10	Protective Arrangements	58

ARTICLE VII DISPUTE RESOLUTION		58

7.1	Good-Faith Negotiation	58
7.2	Mediation	59
7.3	Arbitration	59
7.4	Litigation and Unilateral Commencement of Arbitration	60
7.5	Conduct During Dispute Resolution Process	61

ARTICLE VIII FURTHER ASSURANCES AND ADDITIONAL COVENANTS		61

8.1	Further Assurances	61
8.2	Covenant Not to Sue (Patents)	62

ARTICLE IX TERMINATION		63

9.1	Termination	63
9.2	Effect of Termination	63

ARTICLE X MISCELLANEOUS		63

10.1	Counterparts; Entire Agreement; Corporate Power	63
10.2	Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL	64
10.3	Assignability	64
10.4	Third-Party Beneficiaries	65
10.5	Notices	65
10.6	Severability	66
10.7	Force Majeure	66
10.8	No Set-Off	66
10.9	Publicity	67
10.10	Expenses	67
10.11	Headings	67
10.12	Survival of Covenants	67
10.13	Waivers of Default	67
10.14	Specific Performance	67
10.15	Amendments	68
10.16	Interpretation	68
10.17	Limitations of Liability	68

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10.18	Performance	68
10.19	Mutual Drafting	69

SCHEDULES

Schedule 1.1(b)(i)	Adient Discontinued or Divested Businesses
Schedule 1.1(b)(ii)	Johnson Controls Discontinued or Divested Businesses
Schedule 1.2(d)	Adient Joint Venture Contracts
Schedule 1.2(i)	Other Adient Contracts
Schedule 1.3(a)(i)	Adient Information Technology
Schedule 1.3(a)(ii)	Johnson Controls Data Centers
Schedule 1.4(a)	Adient Intellectual Property
Schedule 1.5(a)	Adient Real Property
Schedule 1.5(b)	Adient Real Property Leases
Schedule 1.6(c)	Adient Affiliates
Schedule 1.7	Tax Treatment
Schedule 1.8	Transferred Entities
Schedule 2.1(a)	Plan of Reorganization
Schedule 2.2(a)(xi)	Other Adient Assets
Schedule 2.2(b)(vi)	Other Johnson Controls Assets
Schedule 2.3(a)(v)	Other Adient Liabilities
Schedule 2.3(b)(i)	Other Johnson Controls Liabilities
Schedule 2.7(b)(ii)	Surviving Intercompany Arrangements
Schedule 2.12(c)(i)	Adjustment Amount
Schedule 2.12(c)(ii)	Adjustment Amount Obligations
Schedule 2.14	Transition Committee
Schedule 5.1(c)	Johnson Controls Group Insurance Programs
Schedule 10.10	Separation Expenses

EXHIBITS

Exhibit A	Amended and Restated Memorandum and Articles of Association of Adient

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SEPARATION AND DISTRIBUTION AGREEMENT

This SEPARATION AND DISTRIBUTION AGREEMENT, dated as of September 8, 2016 (this “Agreement”), is by and between Johnson Controls International plc, a public limited company organized under the laws of Ireland (“Johnson Controls”), and Adient Limited, a private limited company organized under the laws of Ireland (“Adient”).  Capitalized terms used herein and not otherwise defined shall have the respective meanings given to them in Article I.

R E C I T A L S

WHEREAS, the board of directors of Johnson Controls (the “Johnson Controls Board”) has determined that it is in the best interests of Johnson Controls and its shareholders to create a new publicly traded company that shall operate the Adient Business;

WHEREAS, in furtherance of the foregoing, the Johnson Controls Board has determined that it is appropriate and desirable to separate the Adient Business from the Johnson Controls Business (the “Separation”) and, following the Separation, to make a distribution in specie of the Adient Business to the holders of Johnson Controls Shares on the Record Date, through (a) the transfer to Adient, which will have been re-registered as a public limited company, of Johnson Controls’ entire legal and beneficial interest in the issued share capital of Adient Global Holdings Ltd, an indirect, wholly owned subsidiary of Johnson Controls that has been formed to hold directly or indirectly the assets and liabilities associated with the Adient Business (“AGH”), and (b) the issuance of ordinary shares of Adient to holders of Johnson Controls Shares on the Record Date on a pro rata basis (the “Distribution”);

WHEREAS, Adient has been incorporated solely for these purposes and has not engaged in activities except in preparation for the Separation and the Distribution;

WHEREAS, Adient and Johnson Controls have prepared, and Adient has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth disclosure concerning Adient, the Separation and the Distribution; and

WHEREAS, each of Johnson Controls and Adient has determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Separation and the Distribution and certain other agreements that will govern certain matters relating to the Separation and the Distribution and the relationship of Johnson Controls, Adient and the members of their respective Groups following the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

For the purpose of this Agreement, the following terms shall have the following meanings:

“Action” shall mean any demand, action, claim, counterclaim, dispute, suit, countersuit, arbitration, inquiry, subpoena, hearing, proceeding, examination or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial, appellate or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Adient” shall have the meaning set forth in the Preamble.

“Adient Accounts” shall have the meaning set forth in Section 2.9(a).

“Adient Memorandum and Articles” shall mean the Amended and Restated Memorandum and Articles of Association of Adient, substantially in the form of Exhibit A.

“Adient Assets” shall have the meaning set forth in Section 2.2(a).

“Adient Balance Sheet” shall mean the pro forma combined balance sheet of the Adient Business, including any notes and subledgers thereto, as of June 30, 2016, as presented in the Information Statement mailed to the Record Holders.

“Adient Borrowing” shall have the meaning set forth in Section 2.12(a).

“Adient Business” shall mean (a) the business, operations and activities conducted at any time prior to the Effective Time by Johnson Controls, Adient or their current or former Affiliates relating to the designing, manufacturing, researching and developing, marketing and selling, either directly or indirectly, of interior products and systems for passenger cars and light trucks, including complete seating systems, frames, mechanisms, foam, head restraints, armrests, trim covers and fabrics, interior systems, door systems, floor consoles, instrument panels, cockpits, overhead systems and overhead consoles and (b) any terminated, divested or discontinued businesses, operations and activities that, at the time of termination, divestiture or discontinuation, primarily related to the business, operations or activities described in clause (a) as then conducted, (i) including those set forth on Schedule 1.1(b)(i) (ii) other than those set forth on Schedule 1.1(b)(ii).

“Adient Cash Transfer” shall have the meaning set forth in Section 2.12(a).

“Adient CNS Period” shall have the meaning set forth in Section 8.2(a).

“Adient CNS Products” shall have the meaning set forth in Section 8.2(a).

“Adient Contracts” shall mean the following contracts and agreements to which either Party or any member of its Group is a party or by which it or any member of its Group or any of their respective Assets is bound, whether or not in writing; provided, that Adient

Contracts shall not include any contract or agreement that is contemplated to be retained by Johnson Controls or any member of the Johnson Controls Group from and after the Effective Time pursuant to any provision of this Agreement or any Ancillary Agreement:

(a)                                 (i) any original equipment manufacturer, customer, distribution, supply or vendor contract or agreement entered into prior to the Effective Time exclusively related to the Adient Business and (ii) with respect to any original equipment manufacturer, customer, distribution, supply or vendor contract or agreement entered into prior to the Effective Time that relates to the Adient Business but is not exclusively related to the Adient Business, that portion of any such original equipment manufacturer, customer, distribution, supply or vendor contract or agreement that relates to the Adient Business;

(b)                                 (i) any license or other agreement conferring rights to Intellectual Property entered into prior to the Effective Time exclusively related to the Adient Business and (ii) with respect to any license agreement entered into prior to the Effective Time that relates to the Adient Business but is not exclusively related to the Adient Business, that portion of any such license agreement that relates to the Adient Business;

(c)                                  (i) any contract or agreement with a Third Party pursuant to which such Third Party licenses, leases, or provides services with respect to Information Technology entered into prior to the Effective Time exclusively related to the Adient Information Technology and (ii) with respect to any contract or agreement with a Third Party pursuant to which such Third Party licenses, leases, or provides services with respect to Information Technology entered into prior to the Effective Time that relates to the Adient Information Technology but is not exclusively related to the Adient Information Technology, that portion of any such contract or agreement that relates to the Adient Information Technology;

(d)                                 any joint venture or partnership contract or agreement that relates primarily to the Adient Business as of the Effective Time, including the joint venture contracts set forth on Schedule 1.2(d);

(e)                                  any guarantee, indemnity, representation, covenant, warranty or other Liability of either Party or any member of its Group to the extent related to any other Adient Contract, any Adient Liability or the Adient Business;

(f)                                   (i) any employment, change of control, retention, consulting, indemnification, termination, severance or other similar agreements with any current or former Adient Group employee or current or former consultant of the Adient Group that are in effect as of the Effective Time and (ii) any proprietary information and inventions agreement or similar Intellectual Property assignment or license agreement with any current or former Adient Group employee, Johnson Controls Group employee, consultant of the Adient Group or consultant of the Johnson Controls Group, in each case entered into prior to the Effective Time and in effect as of the Effective Time, to the extent such agreement relates to the Adient Business;

(g)                                  any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be assigned to Adient or any member of the Adient Group;

(h)                                 any interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements related exclusively to the Adient Business or entered into by or on behalf of any division, business unit or member of the Adient Group; and

(i)                                     any contracts, agreements or settlements listed on Schedule 1.2(i), including the right to recover any amounts under such contracts, agreements or settlements.

“Adient Designees” shall mean any and all entities (including corporations, general or limited partnerships, trusts, joint ventures, unincorporated organizations, limited liability entities or other entities) designated by Adient that will be members of the Adient Group as of immediately prior to the Effective Time.

“Adient Financing Arrangements” shall have the meaning set forth in Section 2.12(a).

“Adient Group” shall mean (a) prior to the Effective Time, Adient and each Person that will be a Subsidiary of Adient as of immediately after the Effective Time, including the Transferred Entities, even if, prior to the Effective Time, such Person is not a Subsidiary of Adient; and (b) on and after the Effective Time, Adient and each Person that is a Subsidiary of Adient.

“Adient Indemnified Parties” shall have the meaning set forth in Section 4.3.

“Adient Information” shall have the meaning set forth in Section 2.2(a)(x).

“Adient Information Technology” shall mean:  (a) all Information Technology and all related Software owned or licensed (including rights to use via subscriptions or otherwise) by either Party or any member of its Group located at the Adient Real Property or that is exclusively used or exclusively held for use in the Adient Business as of the Effective Time, (i) including any Information Technology and Software set forth on Schedule 1.3(a)(i), but (ii) excluding any Adient Contract that would otherwise constitute Adient Information Technology and any Data Center Infrastructure located at the sites set forth on Schedule 1.3(a)(ii); and (b) all rights to Intellectual Property of either Party or any member of its Group in any of the foregoing.

“Adient Intellectual Property” shall mean (a) the Registrable IP set forth on Schedule 1.4(a), (b) all Other IP exclusively used in or exclusively held for use in the Adient Business as of the Effective Time, (c) the non-exclusive right to all Other IP that is used in or held for use in the Adient Business as of the Effective Time but is not exclusively used in or exclusively held for use in the Adient Business, except, in each case of clauses (b) and (c), any Adient Information Technology or any Adient Contract that would otherwise constitute Other IP, and (d) all rights to Intellectual Property of either Party or any member of the Group in any of the foregoing.

“Adient Liabilities” shall have the meaning set forth in Section 2.3(a).

“Adient Permits” shall mean all Permits owned or licensed by either Party or member of its Group primarily used in or primarily held for use in the Adient Business as of the Effective Time.

“Adient Real Property” shall mean (a) all of the Real Property owned by either Party or member of its Group as of the Effective Time listed or described on Schedule 1.5(a), and (b) all the Real Property Leases to which either Party or member of its Group is party as of the Effective Time set forth on Schedule 1.5(b).

“Adient Shares” shall mean the ordinary shares, par value £0.01 per share, of Adient.

“Affiliate” shall mean, when used with respect to a specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.  For the purpose of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”), when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by contract or otherwise.  It is expressly agreed that, prior to, at and after the Effective Time, for purposes of this Agreement and the Ancillary Agreements, (a) no member of the Adient Group shall be deemed to be an Affiliate of any member of the Johnson Controls Group, (b) no member of the Johnson Controls Group shall be deemed to be an Affiliate of any member of the Adient Group and (c) the Persons set forth on Schedule 1.6(c) shall be deemed Affiliates of Adient even if they would not otherwise fall within the definition of “Affiliate.”

“Agent” shall mean Wells Fargo Bank, N.A. or such other trust company or bank duly appointed by Johnson Controls to act as distribution agent, transfer agent and registrar for the Adient Shares in connection with the Distribution.

“Agreement” shall have the meaning set forth in the Preamble.

“AGH” shall have the meaning set forth in the Recitals.

“Ancillary Agreement” shall mean all agreements (other than this Agreement) entered into by the Parties or the members of their respective Groups (but as to which no Third Party is a party) in connection with the Separation, the Distribution, or the other transactions contemplated by this Agreement, including the Transition Services Agreement, the Tax Matters Agreement, the Employee Matters Agreement, the Transitional Trademark License Agreement and the Transfer Documents.

“Approvals or Notifications” shall mean any consents, waivers, approvals, permits or authorizations to be obtained from, notices, registrations or reports to be submitted to, or other filings to be made with, any third Person, including any Governmental Authority.

“Arbitration Request” shall have the meaning set forth in Section 7.3(a).

“Arbitration Rules” shall have the meaning set forth in Section 7.3(a).

“Archival Information” shall mean, with respect to either Party, all Information of such Party and the members of its Group recorded in the electronic systems of, stored in facilities owned or leased by, or stored in third party storage facilities pursuant to storage arrangements with, such Party or any member of its Group.

“Assets” shall mean, with respect to any Person, the assets, properties, claims and rights (including goodwill) of such Person, wherever located (including in the possession of vendors or other third Persons or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of such Person, including rights and benefits pursuant to any contract, license, permit, indenture, note, bond, mortgage, agreement, concession, franchise, instrument, undertaking, commitment, understanding or other arrangement.

“Bankruptcy Code” shall have the meaning set forth in Section 8.2(d).

“Claims Made Policies” shall have the meaning set forth in Section 5.1(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Commingled Information” shall have the meaning set forth in Section 2.2(a)(x).

“Data Center Infrastructure” shall mean all Information Technology and Software owned or licensed (including rights to use via subscriptions or otherwise) by either Party or any member of its Group that is (a) located as of the Effective Time at a data center operated by a Party or any member of such Party’s Group and (b) used or held for use in the operation of such data center.

“Delayed Adient Asset” shall have the meaning set forth in Section 2.4(c).

“Delayed Adient Liability” shall have the meaning set forth in Section 2.4(c).

“Delayed Johnson Controls Asset” shall have the meaning set forth in Section 2.4(h).

“Delayed Johnson Controls Liability” shall have the meaning set forth in Section 2.4(h).

“Disclosure Document” shall mean any registration statement (including the Form 10) filed with the SEC by or on behalf of any Party or any member of its Group, and also includes any information statement (including the Information Statement), prospectus, offering memorandum, offering circular, periodic report or similar disclosure document, whether or not filed with the SEC or any other Governmental Authority, in each case which describes the Separation or the Distribution or the Adient Group or primarily relates to the transactions contemplated hereby.

“Dispute” shall have the meaning set forth in Section 7.1.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” shall mean the date of the consummation of the Distribution, which shall be determined by the Johnson Controls Board in its sole and absolute discretion.

“Distribution Ratio” shall mean a number equal to one divided by ten (10).

“Effective Time” shall mean 12:01 a.m., New York City time, on the Distribution Date.

“Employee Matters Agreement” shall mean the Employee Matters Agreement to be entered into by and between Johnson Controls and Adient or the members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Environmental Law” shall mean any Law relating to pollution, protection or restoration of or prevention of harm to the environment or natural resources, including the use, handling, transportation, treatment, storage, disposal, Release or discharge of Hazardous Materials or the protection of or prevention of harm to human health and safety.

“Excess Casualty Policies” shall have the meaning set forth in Section 5.1(b).

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, pandemics, war, riots, insurrections, fires, explosions, earthquakes, floods, sudden and unusually severe weather conditions or labor problems.

“Form 10” shall mean the registration statement on Form 10 filed by Adient with the SEC to effect the registration of Adient Shares pursuant to the Exchange Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time prior to the Distribution.

“Governmental Approvals” shall mean any Approvals or Notifications to be made to, or obtained from, any Governmental Authority.

“Governmental Authority” shall mean any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, provincial, domestic, foreign, supranational or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof, including the New York Stock Exchange and any similar self-regulatory body under applicable securities Laws.

“Group” shall mean either the Adient Group or the Johnson Controls Group, as the context requires.

“Hazardous Materials” shall mean any chemical, material, substance, waste, pollutant, emission, discharge, release or contaminant that could result in Liability under, or that is prohibited, limited or regulated by or pursuant to, any Environmental Law, and any natural or artificial substance (whether solid, liquid or gas, noise, ion, vapor or electromagnetic) that could cause harm to human health or the environment, including petroleum, petroleum products and byproducts, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, electronic, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances.

“Indemnifying Party” shall have the meaning set forth in Section 4.4(a).

“Indemnified Party” shall have the meaning set forth in Section 4.4(a).

“Indemnity Payment” shall have the meaning set forth in Section 4.4(a).

“Information” shall mean information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium and regardless of location, including (a) Technology and (b) to the extent not described by clause (a), studies, reports, records, books, contracts, instruments, surveys, concepts, techniques, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs, marketing plans, customer names and records, supplier names and records, customer and supplier lists, customer and vendor data or correspondence, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other financial, employee or business information or data, files, papers, tapes, keys, correspondence, plans, invoices, forms, product data and literature, promotional and advertising materials, operating manuals, instructional documents, quality records and regulatory and compliance records; provided that “Information” shall not include (i) Registrable IP or (ii) Software that is licensed by either Party or any member of its Group.

“Information Statement” shall mean the information statement to be sent to the holders of Johnson Controls Shares in connection with the Distribution, as such information statement may be amended or supplemented from time to time prior to the Distribution.

“Information Technology” shall mean all technology, hardware, computers, servers, workstations, routers, hubs, switches, printers, copiers, scanners, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure and other information technology equipment, in each case, other than Software.

“Initial Notice” shall have the meaning set forth in Section 7.1.

“Initial Share Capital” shall mean all of the shares in the capital of Adient issued and outstanding as of immediately prior to the Effective Time, which consists of one Adient Share and 25,000 euro deferred shares, par value €1.00 per share, of Adient.

“Insurance Administration” shall mean, with respect to each insurance policy maintained by any member of the Johnson Controls Group, the accounting for premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of each such policy; discussions or negotiations with insurers and the control of any Actions relating to any such policy; the reporting to excess insurance carriers of any losses or claims which may cause the per-occurrence, per claim or aggregate limits of any such policy to be exceeded; and the distribution of Insurance Proceeds as contemplated by this Agreement.

“Insurance Proceeds” shall mean those monies:

(a)                                 received by an insured from an insurer, including administrators and claims agents; or

(b)                                 paid by an insurer, including administrators and claims agents, on behalf of the insured;

in any such case net of any costs or expenses (including any applicable self-insurance or retention amount under a captive insurance arrangement) incurred in the collection thereof to the extent such adjustment is demonstrably related to such proceeds and net of any applicable premium adjustments (including reserves and retrospectively-rated premium adjustments (it being understood that Insurance Proceeds shall include any such amounts received under a captive insurance arrangement)).

“Intellectual Property” shall mean all of the following, whether arising under the Laws of Ireland, the United States, the United Kingdom or any other foreign or multinational jurisdiction:  (a) Patents, (b) trademarks, service marks, trade names, service names, trade dress, logos and other source or business identifiers, including all goodwill associated with any of the foregoing, and any and all common law rights in and to any of the foregoing, registrations and applications for registration of any of the foregoing, all rights in and to any of the foregoing provided by international treaties or conventions, and all reissues, extensions and renewals of any of the foregoing, (c) Internet domain names, registrations and related rights, (d) copyrightable works, copyrights, moral rights, mask work rights, database rights and design rights, whether or not registered (including Software), and all registrations and applications for registration of any of the foregoing, and all rights in and to any of the foregoing provided by international treaties or conventions, (e) confidential and proprietary information, including trade secrets, invention disclosures, processes and know-how, and (f) intellectual property rights arising from or in respect of any Technology.

“International Casualty Policies” shall have the meaning set forth in Section 5.1(b).

“IRS” shall mean the U.S. Internal Revenue Service.

“Johnson Controls” shall have the meaning set forth in the Preamble.

“Johnson Controls Accounts” shall have the meaning set forth in Section 2.9(a).

“Johnson Controls Assets” shall have the meaning set forth in Section 2.2(b).

“Johnson Controls Board” shall have the meaning set forth in the Recitals.

“Johnson Controls Business” shall mean all businesses, operations and activities (whether or not such businesses, operations or activities are or have been terminated, divested or discontinued) conducted at any time prior to the Effective Time by either Party or any member of its Group, other than the Adient Business.

“Johnson Controls CNS Period” shall have the meaning set forth in Section 8.2(b).

“Johnson Controls CNS Products” shall have the meaning set forth in Section 8.2(b).

“Johnson Controls Group” shall mean Johnson Controls and each Person that is a Subsidiary of Johnson Controls (other than Adient and any other member of the Adient Group).

“Johnson Controls Indemnified Parties” shall have the meaning set forth in Section 4.2.

“Johnson Controls Liabilities” shall have the meaning set forth in Section 2.3(b).

“Johnson Controls Shares” shall mean the ordinary shares, par value $0.01 per share, of Johnson Controls.

“Law” shall mean any national, supranational, international, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any Tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Liability” or “Liabilities” shall mean all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment, undertaking or terms of employment, whether imposed or sought to be imposed by a Governmental Authority, another third Person, or a Party, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, or otherwise, in each case, including all costs, expenses, interest, attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof and any fines, damages or equitable relief that is imposed in connection therewith.

“Linked” shall have the meaning set forth in Section 2.9(a).

“Losses” shall mean actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Mediation Request” shall have the meaning set forth in Section 7.2.

“Mediation Rules” shall have the meaning set forth in Section 7.2.

“NYSE” shall mean the New York Stock Exchange.

“One-Time Payment” shall have the meaning set forth in Section 2.4(a).

“Other IP” shall mean all Intellectual Property, other than Registrable IP, that is owned by, licensed by or to, or sublicensed by or to either Party or any member of its Group as of the Effective Time.

“Parties” shall mean the parties to this Agreement.

“Patents” shall mean (a) issued patents; (b) patents issuing on any patent application; and (c) with respect to any patent or patent application described in clauses (a) or (b), (i) any patent claims issuing on any such patent application that claims priority from, and that cover exclusively subject matter that is entitled to priority to, any such patent or patent application (including any divisional, continuation, continuation-in-part, reissue, reexamination, or extension) with a priority date that is on or before the Distribution Date, and (ii) any foreign counterpart of any of such patents and patent applications with a priority date that is on or before the Distribution Date.

“Permits” shall mean permits, approvals, authorizations, consents, licenses or certificates issued by any Governmental Authority.

“Person” shall mean an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Plan of Reorganization” shall have the meaning set forth in Section 2.1(a).

“Prime Rate” shall mean the rate that Bloomberg displays as “Prime Rate by Country United States” at www.bloomberg.com/markets/rates-bonds/key-rates/ or on a Bloomberg terminal at PRIMBB Index.

“Privileged Information” shall mean any information, in written, oral, electronic or other tangible or intangible forms, including any communications by or to attorneys (including attorney-client privileged communications), memoranda and other materials prepared by attorneys or under their direction (including attorney work product), as to which a Party or any member of its Group would be entitled to assert or have asserted a privilege, including the attorney-client and attorney work product privileges.

“Proposed Assignee” shall have the meaning set forth in Section 2.8(a)

“Proposed Assignee Group” shall have the meaning set forth in Section 2.8(a)

“Real Property” shall mean land together with all easements, rights and interests arising out of the ownership thereof or appurtenant thereto and all buildings, structures, improvements and fixtures located thereon.

“Real Property Leases” shall mean all leases to Real Property and, to the extent covered by such leases, any and all buildings, structures, improvements and fixtures located thereon.

“Record Date” shall mean the close of business on the date to be determined by the Johnson Controls Board as the record date for determining holders of Johnson Controls Shares entitled to receive Adient Shares pursuant to the Distribution.

“Record Holders” shall mean the holders of record of Johnson Controls Shares as of the Record Date.

“Registrable IP” shall mean all rights to Intellectual Property that are registered, filed, issued or granted under the authority of, with or by, any Governmental Authority, including all Patents, statutory invention registrations, registered trademarks, registered service marks, registered trade secrets, registered Internet domain names, copyright registrations and applications for the foregoing.

“Release” shall mean any release, spill, emission, discharge, leaking, pumping, pouring, dumping, injection, deposit, disposal, dispersal, leaching or migration of Hazardous Materials into the environment (including ambient air, surface water, groundwater and surface or subsurface strata).

“Representatives” shall mean, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Residual Information” shall mean information in non-tangible form that may be retained in the unaided memory of Representatives of a Party or members of such Party’s Group who have had access to confidential and proprietary information concerning the other Party or any member of the other Party’s Group.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

“Separation” shall have the meaning set forth in the Recitals.

“Shared Contract” shall have the meaning set forth in Section 2.8(a).

“Software” shall mean any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, and whether “out-of-the box,” customized or developed applications, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, (d) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (e) documentation, including user manuals and other training documentation, relating to any of the foregoing.

“Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (i) the total combined voting power of all classes of voting securities of such Person, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Matters Agreement” shall mean the Tax Matters Agreement to be entered into by and between Johnson Controls and Adient or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

“Tax Treatment Schedule” shall mean Schedule 1.7.

“Technology” shall mean all technology, designs, formulae, algorithms, procedures, methods, discoveries, processes, techniques, ideas, know-how, research and development, technical data, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship in any media, confidential, proprietary or nonpublic information, and other similar materials, all customized applications, completely developed applications and modifications to commercial applications, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing in any form, in each case, other than Software.

“Third Party” shall mean any Person other than the Parties or any members of their respective Groups.

“Third-Party Claim” shall have the meaning set forth in Section 4.5(a).

“Transfer Documents” shall have the meaning set forth in Section 2.1(b).

“Transferred Entity” or “Transferred Entities” shall mean the entities set forth on Schedule 1.8.

“Transition Committee” shall have the meaning set forth in Section 2.14.

“Transition Services Agreement” shall mean the Transition Services Agreement to be entered into by and between Johnson Controls and Adient or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Transitional Trademark License Agreement” shall mean the Transitional Trademark License Agreement to be entered into by and between Johnson Controls and Adient or any members of their respective Groups in connection with the Separation, the Distribution or the other transactions contemplated by this Agreement.

“Unreleased Adient Liability” shall have the meaning set forth in Section 2.5(a)(ii).

“Unreleased Johnson Controls Liability” shall have the meaning set forth in Section 2.5(b)(ii).

ARTICLE II
THE SEPARATION

2.1                               Transfer of Assets and Assumption of Liabilities.

(a)                                 On or prior to the Effective Time, in accordance with the plan and structure set forth on Schedule 2.1(a) (the “Plan of Reorganization”):

(i)                                     Transfer and Assignment of Adient Assets.  Johnson Controls shall, and shall cause the applicable members of its Group to, contribute, assign, transfer, convey and deliver to Adient, or the applicable Adient Designees, and Adient or such Adient Designees shall accept from Johnson Controls and the applicable members of the Johnson Controls Group, all of Johnson Controls’ and such Johnson Controls Group member’s respective direct or indirect right, title and interest in and to all of the Adient Assets (it being understood that if any Adient Asset is held by a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such Adient Asset may be assigned, transferred, conveyed and delivered to Adient or the applicable Adient Designee as a result of the transfer of all of the equity interests in such Transferred Entity from Johnson Controls or the applicable members of the Johnson Controls Group to Adient or the applicable Adient Designee);

(ii)                                  Acceptance and Assumption of Adient Liabilities.  Adient shall, and shall cause the applicable Adient Designees to, accept, assume and agree faithfully to perform, discharge and fulfill all the Adient Liabilities in accordance with their respective terms (it being understood that if any Adient Liability is a liability of a Transferred Entity or a wholly owned Subsidiary of a Transferred Entity, such Adient Liability may be assumed by Adient or the applicable Adient Designee as a result of the transfer of all of the equity interests in such Transferred Entity from Johnson Controls or the applicable members of the Johnson Controls Group to Adient or the applicable Adient Designee).  Adient and such Adient Designees shall be responsible for all Adient Liabilities in accordance with their respective terms, regardless of when or where such Adient Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Effective Time, where or against whom such Adient Liabilities are asserted or determined (including any Adient Liabilities arising out of claims made by Johnson Controls’ or Adient’s respective Subsidiaries, Affiliates or Representatives, or by the Representatives of their respective Subsidiaries and Affiliates, against any member of the Johnson Controls Group or the Adient Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Johnson Controls Group or the Adient Group, or any of their respective Subsidiaries, Affiliates or Representatives;

(iii)                               Transfer and Assignment of Johnson Controls Assets.  Johnson Controls and Adient shall cause Adient and the Adient Designees to contribute, assign, transfer, convey and deliver to Johnson Controls or certain members of the Johnson Controls Group designated by Johnson Controls, and Johnson Controls or such other members of the Johnson Controls Group shall accept from Adient and the Adient Designees, all of Adient’s and such Adient Designees’ respective direct or indirect right, title and interest in and to all Johnson Controls Assets held by Adient or an Adient Designee; and

(iv)                              Acceptance and Assumption of Johnson Controls Liabilities.  Johnson Controls shall, and shall cause the applicable members of the Johnson Controls Group designated by Johnson Controls to accept, assume and agree faithfully to perform, discharge and fulfill all of the Johnson Controls Liabilities in accordance with their respective terms.  Johnson Controls and the applicable members of the Johnson Controls Group shall be responsible for all Johnson Controls Liabilities in accordance with their respective terms, regardless of when or where such Johnson Controls Liabilities arose or arise, whether the facts on which they are based occurred prior to or subsequent to the Effective Time, where or against whom such Johnson Controls Liabilities are asserted or determined (including any such Johnson Controls Liabilities arising out of claims made by Johnson Controls’ or Adient’s respective Subsidiaries, Affiliates or Representatives, or by the Representatives of their respective Subsidiaries and Affiliates, against any member of the Johnson Controls Group or the Adient Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Johnson Controls Group or the Adient Group, or any of their respective Subsidiaries, Affiliates or Representatives.

(b)                                 Transfer Documents.  In furtherance of the contribution, assignment, transfer, conveyance and delivery of the Assets and the acceptance and assumption of the Liabilities in accordance with Section 2.1(a), (i) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, such bills of sale, quitclaim deeds, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment as and to the extent necessary to evidence the transfer, conveyance and assignment of all of such Party’s and the applicable members of its Group’s right, title and interest in and to such Assets to the other Party and the applicable members of its Group in accordance with Section 2.1(a), and (ii) each Party shall execute and deliver, and shall cause the applicable members of its Group to execute and deliver, to the other Party such assumptions of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption of the Liabilities by such Party or the applicable members of its Group in accordance with Section 2.1(a).  All of the foregoing documents contemplated by this Section 2.1(b) shall be referred to collectively herein as the “Transfer Documents.”

(c)                                  Misallocations.  In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party (or any member of such Party’s respective Group) shall receive or otherwise possess any Asset that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Asset to the Party so entitled thereto (or to any member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept such Asset.  Prior to any such transfer, the Person receiving or possessing such Asset shall hold such Asset in trust for any such other Person.  In the event that at any time or from time to time (whether prior to, at or after the Effective Time), one Party hereto (or any member of such Party’s respective Group) shall receive or otherwise assume any Liability that is allocated to the other Party (or any member of such Party’s Group) pursuant to this Agreement or any Ancillary Agreement, such Party shall promptly transfer, or cause to be transferred, such Liability to the Party responsible therefor (or to the applicable member of such Party’s Group), and such Party (or member of such Party’s Group) shall accept, assume and agree to faithfully perform, discharge and fulfill such Liability.  The Parties shall, and shall cause the applicable members of their respective Group to, execute such Transfer Documents and take such further actions as may be required to effectuate the Transfers denoted in this Section 2.1.

(d)                                 Waiver of Bulk-Sale and Bulk-Transfer Laws.  Adient hereby waives compliance by each and every member of the Johnson Controls Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Adient Assets to any member of the Adient Group.  Johnson Controls hereby waives compliance by each and every member of the Adient Group with the requirements and provisions of any “bulk-sale” or “bulk-transfer” Laws of any jurisdiction that may otherwise be applicable with respect to the transfer or sale of any or all of the Johnson Controls Assets to any member of the Johnson Controls Group.

(e)                                  Information.   Notwithstanding anything to the contrary in this Agreement, neither Party nor any member of its Group shall be required to deliver the original versions of Commingled Information or Archival Information to the other Party or any member of its Group as a result of the Separation and Distribution.

2.2                               Adient Assets; Johnson Controls Assets.

(a)                                 Adient Assets.  For purposes of this Agreement, “Adient Assets” shall mean:

(i)                                     all issued and outstanding capital stock or other equity interests of the Transferred Entities that are owned by either Party or any member of its Group as of the Effective Time;

(ii)                                  all Assets of either Party or any member of its Group included or reflected as Assets of the Adient Group on the Adient Balance Sheet, subject to any dispositions of such Assets subsequent to the date of the Adient Balance Sheet; provided, that the amounts set forth on the Adient Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Adient Assets pursuant to this subclause (ii);

(iii)                               all Assets of either Party or any of the members of its Group as of the Effective Time that are of a nature or type that would have resulted in such Assets being included as Assets of Adient or members of the Adient Group on a pro forma combined balance sheet of the Adient Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Assets included on the Adient Balance Sheet), it being understood that (x) the Adient Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Assets that are included in the definition of Adient Assets pursuant to this subclause (iii) and (y) the amounts set forth on the Adient Balance Sheet with respect to any Assets shall not be treated as minimum amounts or limitations on the amount of such Assets that are included in the definition of Adient Assets pursuant to this subclause (iii);

(iv)                              all Assets of either Party or any of the members of its Group as of the Effective Time that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be transferred to or owned by Adient or any other member of the Adient Group;

(v)                                 all Adient Contracts as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(vi)                              all Adient Information Technology and Adient Intellectual Property as of the Effective Time and all rights, interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(vii)                           all Adient Permits as of the Effective Time and all rights, or interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(viii)                        all Adient Real Property as of the Effective Time and all rights, or interests or claims of either Party or any of the members of its Group thereunder as of the Effective Time;

(ix)                              all Assets of either Party or any of the members of its Group as of the Effective Time that are exclusively related to the Adient Business;

(x)                                 to the extent not already described by clauses (i) through (ix) of this Section 2.2(a), all rights, interests and claims of either Party or any of the members of its Group as of the Effective Time with respect to Information to the extent it is related to the Adient Assets, the Adient Liabilities, the Adient Business or the Transferred Entities (the “Adient Information”); provided, that (A) Johnson Controls or the applicable member of the Johnson Controls Group shall retain any Adient Information that is commingled with, and not easily separable from, Information that does not relate to the Adient Assets, the Adient Liabilities, the Adient Business or the Transferred Entities (“Commingled Information”), and both Parties shall have equal rights to use the Commingled Information, (B) each Party or the applicable member of its Group shall retain its Archival Information (other than Information of the other Party or the applicable member of its Group that is easily separable from the other Archival Information), (C) Adient shall have the right to use any Adient Information included in the Johnson Controls Archival Information and (D) Johnson Controls shall have the right to use any Information that is not Adient Information but is included in the Adient Archival Information; and

(xi)                              any and all Assets set forth on Schedule 2.2(a)(xi).

Notwithstanding the foregoing, the Adient Assets shall not in any event include any Asset referred to in clauses (i) through (iv) of Section 2.2(b).

(b)                                 Johnson Controls Assets.  For the purposes of this Agreement, “Johnson Controls Assets” shall mean all Assets of either Party or the members of its Group as of the Effective Time, other than the Adient Assets, including:

(i)                                     any and all Assets that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by Johnson Controls or any other member of the Johnson Controls Group;

(ii)                                  any and all Contracts of either Party or any of the members of its Group as of the Effective Time (other than the Adient Contracts);

(iii)                               any and all Information Technology and Intellectual Property of either Party or any of the members of its Group as of the Effective Time (other than the Adient Information Technology and the Adient Intellectual Property, and other than (A) any license of Information Technology or Intellectual Property pursuant to an Adient Contract or (B) any license of Information Technology or Intellectual Property of Johnson Controls or any member of the Johnson Controls Group to Adient or any member of the Adient Group pursuant to this Agreement or any Ancillary Agreement);

(iv)                              all Permits of either Party or any of the members of its Group as of the Effective Time (other than the Adient Permits);

(v)                                 all Real Property of either Party or any of the members of its Group as of the Effective Time (other than the Adient Real Property); and

(vi)                              any and all Assets set forth on Schedule 2.2(b)(vi).

Notwithstanding the foregoing, for purposes of Sections 2.2(a) and 2.2(b), in the case of any conflict between this Agreement and the Transfer Documents, this Agreement shall prevail.  Each of the Parties shall use its reasonable best efforts to ensure that the applicable provisions of this Agreement are reflected in the Transfer Documents.

2.3                               Adient Liabilities; Johnson Controls Liabilities.

(a)                                 Adient Liabilities.  For the purposes of this Agreement, “Adient Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:

(i)                                     all Liabilities included or reflected as liabilities or obligations of Adient or the members of the Adient Group on the Adient Balance Sheet, subject to any discharge of such Liabilities subsequent to the date of the Adient Balance Sheet; provided, that the amounts set forth on the Adient Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Adient Liabilities pursuant to this subclause (i);

(ii)                                  all Liabilities as of the Effective Time that are of a nature or type that would have resulted in such Liabilities being included or reflected as liabilities or obligations of Adient or the members of the Adient Group on a pro forma combined balance sheet of the Adient Group or any notes or subledgers thereto as of the Effective Time (were such balance sheet, notes and subledgers to be prepared on a basis consistent with the determination of the Liabilities included on the Adient Balance Sheet), it being understood that (x) the Adient Balance Sheet shall be used to determine the types of, and methodologies used to determine, those Liabilities that are included in the definition of Adient Liabilities pursuant to this subclause (ii) and (y) the amounts set forth on the Adient Balance Sheet with respect to any Liabilities shall not be treated as minimum amounts or limitations on the amount of such Liabilities that are included in the definition of Adient Liabilities pursuant to this subclause (ii);

(iii)                               all Liabilities to the extent relating to, arising out of or resulting from (A) the actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent that such Liabilities relate to, arise out of or result from the Adient Business or an Adient Asset, (B) the Adient Assets or (C) the Adient Financing Arrangements;

(iv)                              all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by Adient or any other member of the Adient Group, and all agreements, obligations and Liabilities of any member of the Adient Group under this Agreement or any of the Ancillary Agreements;

(v)                                 all Liabilities set forth on Schedule 2.3(a)(v); and

(vi)                              all Liabilities arising out of claims made by any Third Party (including Johnson Controls’ or Adient’s respective directors, officers, shareholders, current and former employees and agents) against any member of the Johnson Controls Group or the Adient Group to the extent relating to, arising out of or resulting from the Adient Business, the Adient Assets or the Liabilities referred to in clauses (i) through (v) above (whether such claims arise, in each case before, at or after the Effective Time);

provided that, notwithstanding the foregoing, the Parties agree that the Liabilities set forth on Schedule 2.3(b)(i) shall not be Adient Liabilities but instead shall be Johnson Controls Liabilities.

(b)                                 Johnson Controls Liabilities.  For the purposes of this Agreement, “Johnson Controls Liabilities” shall mean the following Liabilities of either Party or any of the members of its Group:

(i)                                     all Liabilities relating to, arising out of or resulting from actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time) of any member of the Johnson Controls Group and, prior to the Effective Time, any member of the Adient Group, in each case that are not Adient Liabilities, including any and all Liabilities set forth on Schedule 2.3(b)(i);

(ii)                                  all Liabilities that are expressly provided by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed or retained by Johnson Controls or any other member of the Johnson Controls Group, and all agreements, obligations and Liabilities of any member of the Johnson Controls Group under this Agreement or any of the Ancillary Agreements; and

(iii)                               all Liabilities arising out of claims made by any Third Party (including Johnson Controls’ or Adient’s respective directors, officers, shareholders, current and former employees and agents) against any member of the Johnson Controls Group or the Adient Group to the extent relating to, arising out of or resulting from the Johnson Controls Business or the Johnson Controls Assets or the Liabilities referred to in clauses (i) and (ii) above (whether such claims arise, in each case before, at or after the Effective Time).

Notwithstanding the foregoing, for purposes of Sections 2.3(a) and 2.3(b), in the case of any conflict between this Agreement and the Transfer Documents, this Agreement shall prevail.

2.4                               Approvals and Notifications.

(a)                                 Approvals and Notifications for Adient Assets.  To the extent that the transfer or assignment of any Adient Asset, the assumption of any Adient Liability, the Separation, or the Distribution requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Johnson Controls and Adient, neither Johnson Controls nor Adient shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications, except that Johnson Controls shall be required to make one such commercially reasonable payment, if required by the applicable third Person (each, a “One-Time Payment”), for each of such Approvals or Notifications.

(b)                                 Delayed Adient Transfers.  If and to the extent that the valid, complete and perfected transfer or assignment to the Adient Group of any Adient Asset, or assumption by the Adient Group of any Adient Liability, would be a violation of applicable Law or require any Approvals or Notifications in connection with the Separation or the Distribution that have not been obtained or made by the Effective Time then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the Adient Group of such Adient Assets or the assumption by the Adient Group of such Adient Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made.  Notwithstanding the foregoing, any such Adient Assets or Adient Liabilities, as the case may be, shall continue to constitute Adient Assets and Adient Liabilities for all other purposes of this Agreement.

(c)                                  Treatment of Delayed Adient Assets and Delayed Adient Liabilities.  If any transfer or assignment of any Adient Asset or any assumption of any Adient Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time, whether as a result of the provisions of Section 2.4(b) or for any other reason (any such Adient Asset, a “Delayed Adient Asset” and any such Adient Liability, a “Delayed Adient Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Johnson Controls Group retaining such Delayed Adient Asset or such Delayed Adient Liability, as the case may be, shall thereafter hold such Delayed Adient Asset or Delayed Adient Liability, as the case may be, for the use and benefit (or the performance and obligation, in the case of a Liability) of the member of the Adient Group entitled thereto (at the expense of the member of the Adient Group entitled thereto).  In addition, the member of the Johnson Controls Group retaining such Delayed Adient Asset or such Delayed Adient Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Adient Asset or Delayed Adient Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the member of the Adient Group to which such Delayed Adient Asset is to be transferred or assigned, or which will assume such Delayed Adient Liability, as the case may be, in order to place such member of the Adient Group in a substantially similar position as if such Delayed Adient Asset or Delayed

Adient Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Adient Asset or Delayed Adient Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Adient Asset or Delayed Adient Liability, as the case may be, and all costs and expenses related thereto, other than any One-Time Payments for Approvals or Notifications, shall inure from and after the Effective Time to the Adient Group.

(d)                                 Transfer of Delayed Adient Assets and Delayed Adient Liabilities.  If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed Adient Asset or the deferral of assumption of any Delayed Adient Liability pursuant to Section 2.4(b), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed Adient Asset or the assumption of any Delayed Adient Liability have been removed, the transfer or assignment of the applicable Delayed Adient Asset or the assumption of the applicable Delayed Adient Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(e)                                  Costs for Delayed Adient Assets and Delayed Adient Liabilities.  Any member of the Johnson Controls Group retaining a Delayed Adient Asset or Delayed Adient Liability due to the deferral of the transfer or assignment of such Delayed Adient Asset or the deferral of the assumption of such Delayed Adient Liability, as the case may be, shall not be obligated, in connection with the foregoing, to make any payments to a third Person unless the necessary funds are advanced or otherwise made available by the member of the Adient Group entitled to the Delayed Adient Asset or Delayed Adient Liability, other than (i) reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Adient or the member of the Adient Group entitled to such Delayed Adient Asset or Delayed Adient Liability and (ii) any One-Time Payments for Approvals or Notifications.

(f)                                   Approvals and Notifications for Johnson Controls Assets.  To the extent that the transfer or assignment of any Johnson Controls Asset or the assumption of any Johnson Controls Liability requires any Approvals or Notifications, the Parties shall use their commercially reasonable efforts to obtain or make such Approvals or Notifications as soon as reasonably practicable; provided, that, except to the extent expressly provided in this Agreement or any of the Ancillary Agreements or as otherwise agreed between Johnson Controls and Adient, neither Johnson Controls nor Adient shall be obligated to contribute capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any Person in order to obtain or make such Approvals or Notifications, except that Adient shall be required to make a One-Time Payment for each of such Approvals or Notifications.

(g)                                  Delayed Johnson Controls Transfers.  If and to the extent that the valid, complete and perfected transfer or assignment to the Johnson Controls Group of any Johnson Controls Asset or assumption by the Johnson Controls Group of any Johnson Controls Liability would be a violation of applicable Law or require any Approval or Notification in connection with the Separation or the Distribution that have not been obtained or made by the Effective Time then, unless the Parties mutually shall otherwise determine, the transfer or assignment to the Johnson Controls Group of such Johnson Controls Assets or the assumption by the Johnson

Controls Group of such Johnson Controls Liabilities, as the case may be, shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Approvals or Notifications have been obtained or made.  Notwithstanding the foregoing, any such Johnson Controls Assets or Johnson Controls Liabilities, as the case may be, shall continue to constitute Johnson Controls Assets and Johnson Controls Liabilities for all other purposes of this Agreement.

(h)                                 Treatment of Delayed Johnson Controls Assets and Delayed Johnson Controls Liabilities.  If any transfer or assignment of any Johnson Controls Asset or any assumption of any Johnson Controls Liability intended to be transferred, assigned or assumed hereunder, as the case may be, is not consummated on or prior to the Effective Time whether as a result of the provisions of this Section 2.4(h) or for any other reason (any such Johnson Controls Asset, a “Delayed Johnson Controls Asset” and any such Johnson Controls Liability, a “Delayed Johnson Controls Liability”), then, insofar as reasonably possible and subject to applicable Law, the member of the Adient Group retaining such Delayed Johnson Controls Asset or such Delayed Johnson Controls Liability, as the case may be, shall thereafter hold such Delayed Johnson Controls Asset or Delayed Johnson Controls Liability, as the case may be, for the use and benefit (or the performance and obligation, in the case of a Liability) of the member of the Johnson Controls Group entitled thereto (at the expense of the member of the Johnson Controls Group entitled thereto).  In addition, the member of the Adient Group retaining such Delayed Johnson Controls Asset or such Delayed Johnson Controls Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Delayed Johnson Controls Asset or Delayed Johnson Controls Liability in the ordinary course of business in accordance with past practice, and take such other actions as may be reasonably requested by the member of the Johnson Controls Group to which such Delayed Johnson Controls Asset is to be transferred or assigned, or which will assume such Delayed Johnson Controls Liability, as the case may be, in order to place such member of the Johnson Controls Group in a substantially similar position as if such Delayed Johnson Controls Asset or Delayed Johnson Controls Liability had been transferred, assigned or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Johnson Controls Asset or Delayed Johnson Controls Liability, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Delayed Johnson Controls Asset or Delayed Johnson Controls Liability, as the case may be, and all costs and expenses related thereto, other than any One-Time Payments for Approvals or Notifications, shall inure from and after the Effective Time to the Johnson Controls Group.

(i)                                     Transfer of Delayed Johnson Controls Assets and Delayed Johnson Controls Liabilities.  If and when the Approvals or Notifications, the absence of which caused the deferral of transfer or assignment of any Delayed Johnson Controls Asset or the deferral of assumption of any Delayed Johnson Controls Liability pursuant to Section 2.4(g), are obtained or made, and, if and when any other legal impediments for the transfer or assignment of any Delayed Johnson Controls Asset or the assumption of any Delayed Johnson Controls Liability have been removed, the transfer or assignment of the applicable Delayed Johnson Controls Asset or the assumption of the applicable Delayed Johnson Controls Liability, as the case may be, shall be effected in accordance with the terms of this Agreement and/or the applicable Ancillary Agreement.

(j)                                    Costs for Delayed Johnson Controls Assets and Delayed Johnson Controls Liabilities.  Any member of the Adient Group retaining a Delayed Johnson Controls Asset or Delayed Johnson Controls Liability due to the deferral of the transfer or assignment of such Delayed Johnson Controls Asset or the deferral of the assumption of such Delayed Johnson Controls Liability, as the case may be, shall not be obligated, in connection with the foregoing, to make any payments to a third Person unless the necessary funds are advanced or otherwise made available by the member of the Johnson Controls Group entitled to the Delayed Johnson Controls Asset or Delayed Johnson Controls Liability, other than (i) reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Johnson Controls or the member of the Johnson Controls Group entitled to such Delayed Johnson Controls Asset or Delayed Johnson Controls Liability and (ii) any One-Time Payments for Approvals or Notifications.

(k)                                 One-Time Payments.  Johnson Controls and Adient shall cooperate in good faith and use commercially reasonable efforts to negotiate with any third Persons from whom Approvals or Notifications must be obtained to transfer or assign any Adient Asset or Johnson Controls Asset, as applicable, or assume any Adient Liability or Johnson Controls Liability, as applicable, to minimize the need for, and cost of, any One-Time Payments required by such third Person for any Approvals or Notifications.

2.5                               Novation of Liabilities.

(a)                                 Novation of Adient Liabilities.

(i)                                     Each of Johnson Controls and Adient, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Adient Liabilities and obtain in writing the unconditional release of each member of the Johnson Controls Group that is a party to any such arrangements, so that, in any such case, the members of the Adient Group shall be solely responsible for such Adient Liabilities; provided, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Johnson Controls nor Adient shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested, except that Johnson Controls or Adient, as applicable, shall be required to make a One-Time Payment for each such consent, substitution, approval amendment or release it requests from a third Person.

(ii)                                  If Johnson Controls or Adient is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release, and the applicable member of the Johnson Controls Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Adient Liability”), Adient shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Johnson Controls Group, as the case may be, (A) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Johnson Controls Group that constitute Unreleased Adient Liabilities from and after the Effective Time and (B) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Johnson Controls Group.  If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Adient Liabilities shall otherwise become assignable or able to be novated, Johnson Controls shall promptly assign, or cause to be assigned, and Adient or the applicable Adient Group member shall assume, such Unreleased Adient Liabilities without exchange of further consideration.

(b)                                 Novation of Johnson Controls Liabilities.

(i)                                     Each of Johnson Controls and Adient, at the request of the other, shall use its commercially reasonable efforts to obtain, or to cause to be obtained, as soon as reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all Johnson Controls Liabilities and obtain in writing the unconditional release of each member of the Adient Group that is a party to any such arrangements, so that, in any such case, the members of the Johnson Controls Group shall be solely responsible for such Johnson Controls Liabilities; provided, that, except as otherwise expressly provided in this Agreement or any of the Ancillary Agreements, neither Johnson Controls nor Adient shall be obligated to contribute any capital or pay any consideration in any form (including providing any letter of credit, guaranty or other financial accommodation) to any third Person from whom any such consent, substitution, approval, amendment or release is requested, except that Johnson Controls or Adient, as applicable, shall be required to make a One-Time Payment for each such consent, substitution, approval amendment or release it requests from a third Person.

(ii)                                  If Johnson Controls or Adient is unable to obtain, or to cause to be obtained, any such required consent, substitution, approval, amendment or release and the applicable member of the Adient Group continues to be bound by such agreement, lease, license or other obligation or Liability (each, an “Unreleased Johnson Controls Liability”), Johnson Controls shall, to the extent not prohibited by Law, as indemnitor, guarantor, agent or subcontractor for such member of the Adient Group, as the case may be, (A) pay, perform and discharge fully all the obligations or other Liabilities of such member of the Adient Group that constitute Unreleased Johnson Controls Liabilities from and after the Effective Time and (B) use its commercially reasonable efforts to effect such payment, performance or discharge prior to any demand for such payment, performance or discharge is permitted to be made by the obligee thereunder on any member of the Adient Group.  If and when any such consent, substitution, approval, amendment or release shall be obtained or the Unreleased Johnson Controls Liabilities shall otherwise become assignable or able to be novated, Adient shall promptly assign, or cause to be assigned, and Johnson Controls or the applicable Johnson Controls Group member shall assume, such Unreleased Johnson Controls Liabilities without exchange of further consideration.

(c)                                  Johnson Controls and Adient shall cooperate in good faith and use commercially reasonable efforts to negotiate with any third Persons from whom consents, substitutions, approvals, amendments or releases are requested pursuant to this Section 2.5 are requested to minimize the need for, and cost of, any One-Time Payments required by such third Person for any such consents, substitutions, approvals, amendments or releases.

2.6                               Release of Guarantees.  In furtherance of, and not in limitation of, the obligations set forth in Section 2.5:

(a)                                 On or prior to the Effective Time or as soon as practicable thereafter, each of Johnson Controls and Adient shall, at the request of the other Party and with the reasonable cooperation of such other Party and the applicable member(s) of such Party’s Group, use commercially reasonable efforts to: (i) (A) substitute one or more members of the Adient Group as the replacement guarantor or obligor with respect to any Adient Liability for which any member(s) of the Johnson Controls Group is the guarantor or obligor, and (B) cause the applicable third Person party to such guarantee to provide a full and irrevocable release of any member(s) of the Johnson Controls Group that is liable, directly or indirectly, for reimbursement to the credit or fulfillment of other Liabilities to a third Person in connection with such guarantee; and (ii) (A) substitute one or more members of the Johnson Controls Group as the replacement guarantor or obligor with respect to any Johnson Controls Liability for which any member(s) of the Adient Group is guarantor or obligor, and (B) cause the applicable third Person party to such guarantee to provide a full and irrevocable release of any member(s) of the Adient Group that is liable, directly or indirectly, for reimbursement to the credit or fulfillment of other Liabilities to a third Person in connection with such guarantee.

(b)                                 To the extent required to obtain a release from a guarantee of:

(i)                                     any member of the Johnson Controls Group, Adient shall (A) execute a guarantee agreement in substantially the same form and substance as the existing guarantee, which agreement shall include the removal of any Security Interest on or in any Johnson Controls Asset that may serve as collateral or security for any such Adient Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (I) with which Adient would be reasonably unable to comply or (II) which Adient would not reasonably be able to avoid breaching,  and (B) make a One-Time Payment for the release of such guarantee; and

(ii)                                  any member of the Adient Group, Johnson Controls shall (A) execute a guarantee agreement in substantially the same form and substance as the existing guarantee, which agreement shall include the removal of any Security Interest on or in any Adient Asset that may serve as collateral or security for any such Johnson Controls Liability, except to the extent that such existing guarantee contains representations, covenants or other terms or provisions either (I) with which Johnson Controls would be reasonably unable to comply or (II) which Johnson Controls would not reasonably be able to avoid breaching, and (B) make a One-Time Payment for the release of such guarantee.

(iii)                               Johnson Controls and Adient shall cooperate in good faith and use commercially reasonable efforts to negotiate with any third Persons from whom releases of guarantees are sought pursuant to this Section 2.6 to minimize the need for, and cost of, any One-Time Payments required by such third Person for any release of guarantees.

(c)                                  If Johnson Controls or Adient is unable to obtain, or to cause to be obtained, any such required removal or release as set forth in clauses (a) and (b) of this Section 2.6: (i) the Party or the relevant member of its Group that has assumed the Liability with respect to such guarantee shall indemnify, defend and hold harmless the guarantor or obligor against or from any Liability arising from or relating thereto in accordance with the provisions of Article IV (including reasonable and documented out-of-pocket expenses in maintaining such guarantee), whether or not such guarantee is drawn upon or required to be performed, and shall, as agent or subcontractor for such guarantor or obligor, pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder; and (ii) each of Johnson Controls and Adient, on behalf of itself and the other members of their respective Group, agree not to renew or extend the term of, increase any obligations under, or transfer to a Third Party, any loan, guarantee, lease, contract or other obligation for which the other Party or a member of its Group is or may be liable unless all obligations of such other Party and the members of such other Party’s Group with respect thereto are thereupon terminated by documentation satisfactory in form and substance to such other Party.

2.7                               Termination of Agreements.

(a)                                 In furtherance of the releases and other provisions of Section 4.1, (i) Johnson Controls shall use its reasonable best efforts to cause all intercompany balances and accounts between Adient and each member of the Adient Group, on the one hand, and Johnson Controls and each member of the Johnson Controls Group, on the other hand (“Intercompany Accounts”) to (other than balances or accounts arising out of the Intercompany Arrangements described in clauses (i) or (ii) of in Section 2.7(b)) be settled or otherwise eliminated, effective as of the Effective Time, such that no Party or any member of its Group shall have any continuing obligation with respect thereto and otherwise in such a manner as Johnson Controls shall determine in good faith (including by means of dividends, distributions, contribution, the creation or repayment of intercompany debt, increasing or decreasing of cash pool balances or otherwise) and (ii) all agreements, arrangements, commitments or understandings, including all obligations to provide goods, services or other benefits, whether or not in writing, between or among Adient and/or any member of the Adient Group, on the one hand, and Johnson Controls and/or any member of the Johnson Controls Group, on the other hand (“Intercompany Arrangements”), are (except as set forth in Section 2.7(b)) hereby terminated, effective as of the Effective Time, without further payment or performance and cease to have any further force and effect, such that no party thereto shall have any further obligations therefor or thereunder.  No such terminated Intercompany Arrangement (including any provision thereof which purports to survive termination) shall be of any further force or effect after the Effective Time.  Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b)                                 The provisions of Section 2.7(a)(ii) shall not apply to:  (i) this Agreement and the Ancillary Agreements (and each other agreement or instrument expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by any of the Parties or any of the members of their respective Groups or to be continued from and after the Effective Time);

(ii) any Intercompany Arrangements listed or described on Schedule 2.7(b)(ii); and (iii) any agreements, arrangements, commitments or understandings to which any Third Party or any non-wholly owned Subsidiary of Johnson Controls or Adient, as the case may be, is a party (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).

(c)                                  All Intercompany Accounts outstanding as of the Effective Time, if any, (i) shall be net settled and paid as of the Effective Time within ninety (90) days of the Effective Time by the Party (or member of its Group) owning such net amount, except (ii) that if such receivable or payable arises pursuant to an agreement, arrangement or understanding described clauses (i) or (ii) of in Section 2.7(b), then it shall be settled in accordance with the terms of such agreement, arrangement or understanding.

2.8                               Treatment of Shared Contracts.

(a)                                 Subject to applicable Law and without limiting the generality of the obligations set forth in Section 2.1, unless the Parties otherwise agree or the benefits of any contract, agreement, arrangement, commitment or understanding described in this Section 2.8 are expressly conveyed to the applicable Party pursuant to this Agreement or an Ancillary Agreement, any contract or agreement, a portion of which is an Adient Contract, and the remainder of which is a Johnson Controls Asset (any such contract or agreement, a “Shared Contract”), shall be assigned in relevant part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each Party or the applicable member of its Group shall, as of the Effective Time, be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to its respective businesses; provided, that (i) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (ii) if any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended, or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, then the Parties shall, and shall cause each of the members of their respective Groups to, take such other reasonable and permissible actions (including by providing prompt written notice to the other Party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other Party the ability to exercise any applicable rights under such Shared Contract) to cause a member of the Adient Group or the Johnson Controls Group, as the case may be, to receive the rights and benefits of that portion of each Shared Contract that relates to the Adient Business or the Johnson Controls Business, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to (or amended to admit) a member of the applicable Group pursuant to this Section 2.8 (the “Proposed Assignee,” and the Group in which the Proposed Assignee is a member, the “Proposed Assignee Group”), and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement), as if such Liabilities had been assumed by the Proposed Assignee or another member of the Proposed Assignee Group pursuant to this Section 2.8.  Without limiting the foregoing, if (A) a Shared Contract that is a vendor or supplier Contract cannot be assigned or amended pursuant to this Section 2.8 and can be addressed through an arrangement described in clause (ii) of the immediately preceding sentence, but the Proposed Assignee elects not to receive the rights and benefits of the applicable portion of such Shared Contract pursuant to such an arrangement, and (B) as a result the other Party or a member of the other Party’s Group is required to pay any termination, breakage, volume reduction or similar fee or expense to such vendor or supplier, then (C) the Proposed Assignee or the applicable member of the Proposed Assignee Group shall reimburse the other Party or the applicable member of the other Party’s Group for the amount of such fee or expense.

(b)                                 Each of Johnson Controls and Adient shall, and shall cause the members of its Group to, (i) treat for all Tax purposes the portion of each Shared Contract inuring to its respective businesses as Assets owned by, and/or Liabilities of, as applicable, such Party, or the members of its Group, as applicable, not later than the Effective Time, and (ii) neither report nor take any Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by applicable Law).

(c)                                  Nothing in this Section 2.8 shall require any member of any Group to make any non-de minimis payment (except to the extent advanced, assumed or agreed in advance to be reimbursed by any member of the other Group), incur any non-de minimis obligation or grant any non-de minimis concession for the benefit of any member of any other Group in order to effect any transaction contemplated by this Section 2.8, other than any One-Time Payments for Consents or Approvals to be made pursuant to Section 2.4.

2.9                               Bank Accounts; Cash Balances.

(a)                                 Each Party agrees to take, or cause the members of its Group to take, at the Effective Time (or such earlier time as the Parties may agree), all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by Adient or any other member of the Adient Group (collectively, the “Adient Accounts”), and all contracts or agreements governing each bank or brokerage account owned by Johnson Controls or any other member of the Johnson Controls Group (collectively, the “Johnson Controls Accounts”), so that each such Adient Account and Johnson Controls Account, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “Linked”) to any Johnson Controls Account or Adient Account, respectively, is de-Linked from such Johnson Controls Account or Adient Account, respectively.

(b)                                 It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will be in place a cash management process pursuant to which the Adient Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by Adient or a member of the Adient Group.

(c)                                  It is intended that, following consummation of the actions contemplated by Section 2.9(a), there will continue to be in place a cash management process pursuant to which the Johnson Controls Accounts will be managed and funds collected will be transferred into one (1) or more accounts maintained by Johnson Controls or a member of the Johnson Controls Group.

(d)                                 With respect to any outstanding checks issued or payments initiated by Johnson Controls, Adient, or any of the members of their respective Groups prior to the Effective Time, such outstanding checks and payments shall be honored after the Effective Time by the Person or Group owning the account on which the check is drawn or from which the payment was initiated, respectively.

(e)                                  As between Johnson Controls and Adient (and the members of their respective Groups), all payments made and reimbursements or other payments received after the Effective Time by either Party (or member of its Group) that relate to a business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto and, promptly following receipt by such Party of any such payment or reimbursement, such Party shall pay over, or shall cause the applicable member of its Group to pay over to the other Party the amount of such payment or reimbursement without right of set-off.

2.10                        Ancillary Agreements.  Effective on or prior to the Effective Time, each of Johnson Controls and Adient will, or will cause the applicable members of their Groups to, execute and deliver all Ancillary Agreements to which it is a party.

2.11                        Disclaimer of Representations and Warranties.  EACH OF JOHNSON CONTROLS (ON BEHALF OF ITSELF AND EACH MEMBER OF THE JOHNSON CONTROLS GROUP) AND ADIENT (ON BEHALF OF ITSELF AND EACH MEMBER OF THE ADIENT GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS OF, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY CLAIM OR OTHER ASSET, INCLUDING ANY ACCOUNTS RECEIVABLE, OF ANY PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY ASSIGNMENT, DOCUMENT OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF.  EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS,” “WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM OF DEED OR CONVEYANCE) AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE WILL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD AND MARKETABLE TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, AND (II) ANY NECESSARY APPROVALS OR NOTIFICATIONS ARE NOT OBTAINED OR MADE OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

2.12                        Adient Financing Arrangements; Cash Transfers.

(a)                                 Prior to the Effective Time and pursuant to the Plan of Reorganization, (i) Adient or another member of the Adient Group will enter into one or more financing arrangements and agreements pursuant to which it shall borrow a principal amount of at least $3.5 billion dollars (the “Adient Borrowing” and together with the financing arrangements and agreements, collectively the “Adient Financing Arrangements”), and (ii) Adient Global Holdings Ltd or such other member of the Adient Group that made the Adient Borrowing shall transfer $3.0 billion of the proceeds from the Adient Borrowing to Johnson Controls or the applicable member of the Johnson Controls Group as consideration for the transfer of Adient Assets to Adient pursuant to Section 2.1 (the “Adient Cash Transfer”).  Johnson Controls and Adient agree to take all necessary actions to assure the full release and discharge of Johnson Controls and the other members of the Johnson Controls Group from all obligations pursuant to the Adient Financing Arrangements, except as set forth below, as of no later than the Effective Time.  The parties agree that Adient or another member of the Adient Group, as the case may be, and not Johnson Controls or any member of the Johnson Controls Group, are and shall be responsible for all costs and expenses incurred in connection with the Adient Financing Arrangements.

(b)                                 Prior to the Effective Time, Johnson Controls and Adient shall cooperate in the preparation of all materials as may be necessary or advisable to execute the Adient Financing Arrangements.

(c)                                  Following the Distribution Date, Johnson Controls or Adient, as applicable, shall pay or cause to be paid to the other Party an adjustment amount determined in accordance with Schedule 2.12(c)(i) and perform the obligations set forth on Schedule 2.12(c)(ii).

2.13                        Financial Information Certifications.  In order to enable the principal executive officer and principal financial officer of Adient to make the certifications required of them under Section 302 of the Sarbanes-Oxley Act of 2002, Johnson Controls, within thirty-five (35) days of the end of any fiscal quarter in which AGH remains Johnson Controls’ Subsidiary, shall provide Adient with one or more certifications with respect to its disclosure controls and procedures and internal control over financial reporting (each, as defined in the Exchange Act) and the effectiveness thereof.  Such certification(s) shall be provided by Johnson Controls (and not by any officer or employee in their individual capacity).

2.14                        Transition Committee.  Prior to the Effective Time, the Parties shall establish a transition committee (the “Transition Committee”) that shall consist of 2 members from Johnson Controls and 2 members from Adient, which membership shall be as set forth on Schedule 2.14.  The Transition Committee shall be responsible for monitoring and managing all matters related to any of the transactions contemplated by this Agreement or any Ancillary Agreements.  The Transition Committee shall have the authority to: (a) establish one or more subcommittees from time to time as it deems appropriate or as may be described in any Ancillary Agreements, with each such subcommittee comprised of one or more members of the Transition Committee or one or more employees of either Party or any member of its respective Group, and each such subcommittee having such scope of responsibility as may be determined by the Transition Committee from time to time; (b) delegate to any such committee any of the powers of the Transition Committee; (c) combine, modify the scope of responsibility of, and disband any such subcommittees; and (d) modify or reverse any such delegations.  The Transition Committee shall establish general procedures for managing the responsibilities delegated to it under this Section 2.14, and may modify such procedures from time to time.  The Parties may change the composition, authority and procedures of the Transition Committee by mutual written agreement after the Effective Time.  All decisions by the Transition Committee or any subcommittee thereof shall be effective only if mutually agreed in writing by both Parties.  The Parties shall utilize the procedures set forth in Article VII to resolve any matters as to which the Transition Committee is not able to reach a decision.

ARTICLE III
THE DISTRIBUTION

3.1                               Sole and Absolute Discretion; Cooperation.

(a)                                 Subject to the terms and conditions of this Agreement, including Section 3.1(c) and Section 3.3, Johnson Controls agrees that, on the Distribution Date and with effect from the Effective Time, it will effect the Distribution.

(b)                                 Adient agrees that the Adient Shares to be distributed to the Johnson Controls shareholders in the Distribution shall be allotted credited as fully paid up and free from any Security Interests and shall have the rights described in Adient’s Memorandum and Articles adopted pursuant to Section 3.2(b).

(c)                                  Johnson Controls shall, in its sole and absolute discretion, determine the terms of the Distribution, including the form, structure and terms of any transaction and/or offering to effect the Distribution and the timing and conditions to the consummation of the Distribution.  In addition, Johnson Controls may, at any time and from time to time until the consummation of the Distribution, modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.  Nothing shall in any way limit Johnson Controls’ right to terminate this Agreement or not to complete the Distribution as set forth in Article IX or, prior to the Distribution, alter the consequences of any such termination from those specified in Article IX.

(d)                                 Adient shall cooperate with Johnson Controls to accomplish the Distribution and shall, at Johnson Controls’ direction, promptly take any and all actions necessary or desirable to effect the Distribution, including in respect of the registration under the Exchange Act of Adient Shares on the Form 10.  Johnson Controls shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, solicitation and/or exchange agent and financial, legal, accounting and other advisors for Johnson Controls.  Adient and Johnson Controls, as the case may be, will provide to the Agent any information required in order to complete the Distribution.

3.2                               Actions Prior to the Distribution.  Prior to the Effective Time and subject to the terms and conditions set forth herein, the Parties shall take, or cause to be taken, the following actions in connection with the Distribution:

(a)                                 Notice to NYSE.  Johnson Controls shall, to the extent possible, give the NYSE not less than ten (10) days’ advance notice of the Record Date in compliance with Rule 10b-17 under the Exchange Act.

(b)                                 Adient Memorandum and Articles of Association.  On or prior to the Distribution Date, Johnson Controls and Adient shall take all necessary actions so that, as of the Effective Time, the Adient Memorandum and Articles shall become the memorandum and articles of association of Adient.

(c)                                  Adient Directors and Officers.  On or prior to the Distribution Date, Johnson Controls and Adient shall take all necessary actions so that as of the Effective Time:  (i) the directors and executive officers of Adient shall be those set forth in the Information Statement made available to the Record Holders prior to the Distribution Date, unless otherwise agreed by the Parties; (ii) each individual referred to in clause (i) shall have resigned from his or her position, if any, as a member of the Johnson Controls Board and/or as an executive officer of Johnson Controls; and (iii) Adient shall have such other officers as Adient shall appoint.

(d)                                 NYSE Listing.  Adient shall prepare and file, and shall use its reasonable best efforts to have approved, an application for the listing of the Adient Shares to be distributed in the Distribution on the NYSE, subject to official notice of distribution.

(e)                                  Securities Law Matters.  Adient shall file any amendments or supplements to the Form 10 as may be necessary or advisable in order to cause the Form 10 to become and remain effective as required by the SEC or federal, state or other applicable securities Laws.  Johnson Controls and Adient shall cooperate in preparing, filing with the SEC and causing to become effective registration statements or amendments thereof which are required to reflect the establishment of, or amendments to, any employee benefit and other plans necessary or advisable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.  Johnson Controls and Adient will prepare, and Adient will, to the extent required under applicable Law, file with the SEC any such documentation and any requisite no-action letters that Johnson Controls determines are necessary or desirable to effectuate the Distribution, and Johnson Controls and Adient shall each use its reasonable best efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable.  Johnson Controls and Adient shall take all such action as may be necessary or appropriate under the securities or blue sky Laws of the United States (and any comparable Laws under any other jurisdiction) in connection with the Distribution.

(f)                                   Availability of Information Statement.  Johnson Controls shall, as soon as is reasonably practicable after the Form 10 is declared effective under the Exchange Act and the Johnson Controls Board has approved the Distribution, cause the Information Statement to be mailed to the Record Holders or, in connection with the delivery of a notice of Internet availability of the Information Statement to such holders, posted on the Internet.

(g)                                  The Distribution Agent.  Johnson Controls shall enter into a distribution agent agreement with the Agent or otherwise provide instructions to the Agent regarding the Distribution.

(h)                                 Share-Based Employee Benefit Plans.  Johnson Controls and Adient shall take all actions as may be necessary to approve the grants of adjusted equity awards by Johnson Controls (in respect of Johnson Controls shares) and Adient (in respect of Adient shares) in connection with the Distribution in order to satisfy the requirements of Rule 16b-3 under the Exchange Act.

(i)                                     Transfer of AGH. Johnson Controls shall take all such action as may be necessary or appropriate so that, prior to the Distribution, the board of directors of AGH shall meet to consider, and if thought fit, approve: (i) the transfer of its entire issued share capital from Johnson Controls to Adient, conditional only upon the Distribution being effected; and (ii) the updating of all statutory registers to reflect such transfer.

3.3                               Conditions to the Distribution.

(a)                                 The consummation of the Distribution will be subject to the satisfaction or waiver by Johnson Controls, in its sole and absolute discretion, of the following conditions:

(i)                                     The SEC shall have declared effective the Form 10; no order suspending the effectiveness of the Form 10 shall be in effect; and no proceedings for such purposes shall have been instituted or threatened by the SEC.

(ii)                                  The Information Statement shall have been mailed to Record Holders or, in connection with the delivery of a notice of Internet availability of the Information Statement to such holders, posted on the Internet.

(iii)                               The transfer of the Adient Assets (other than any Delayed Adient Asset) and Adient Liabilities (other than any Delayed Adient Liability) contemplated to be transferred from Johnson Controls to Adient on or prior to the Distribution shall have occurred as contemplated by Section 2.1, and the transfer of the Johnson Controls Assets (other than any Delayed Johnson Controls Asset) and Johnson Controls Liabilities (other than any Delayed Johnson Controls Liability) contemplated to be transferred from Adient to Johnson Controls on or prior to the Distribution Date shall have occurred as contemplated by Section 2.1, in each case pursuant to the Plan of Reorganization.

(iv)                              The actions and filings necessary or appropriate under applicable U.S. federal, U.S. state or other securities Laws or blue sky Laws, and the rules and regulations thereunder, shall have been taken or made and, where applicable, have become effective or been accepted.

(v)                                 Each of the Ancillary Agreements shall have been duly executed and delivered by the applicable parties thereto.

(vi)                              No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Separation, the Distribution or any of the transactions related thereto shall be in effect.

(vii)                           The Adient Shares to be distributed to the Johnson Controls shareholders in the Distribution shall have been accepted for listing on the NYSE, subject to official notice of distribution.

(viii)                        Johnson Controls shall have received the proceeds from the Adient Cash Transfer and shall be satisfied in its sole and absolute discretion that, as of the Effective Time, it shall have no further Liability under the Adient Financing Arrangements.

(ix)                              No other events or developments shall exist or shall have occurred that, in the judgment of the Johnson Controls Board, in its sole and absolute discretion, make it inadvisable to effect the Separation, the Distribution or the transactions contemplated by this Agreement or any Ancillary Agreement.

(b)                                 The foregoing conditions are for the sole benefit of Johnson Controls and shall not give rise to or create any duty on the part of Johnson Controls or the Johnson Controls Board to waive or not waive any such condition or in any way limit Johnson Controls’ right to terminate this Agreement as set forth in Article IX or, prior to the Distribution, alter the consequences of any such termination from those specified in Article IX.  Any determination made by the Johnson Controls Board prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in Section 3.3(a) shall be conclusive and binding on the Parties.  If Johnson Controls waives any material condition, it shall promptly issue a press release disclosing such fact and file a Current Report on Form 8-K with the SEC describing such waiver.

3.4                               The Distribution.

(a)                                 Subject to Section 3.3, on or prior to the Effective Time, Adient will deliver to the Agent, for the benefit of the Record Holders, book-entry transfer authorizations for such number of the outstanding Adient Shares as is necessary to effect the Distribution, and shall cause the transfer agent for the Johnson Controls Shares to instruct the Agent to distribute at the Effective Time the appropriate number of Adient Shares to each such holder or designated transferee or transferees of such holder by way of direct registration in book-entry form.  Adient will not issue paper share certificates in respect of the Adient Shares.  The Distribution shall be effective at the Effective Time.

(b)                                 Subject to Sections 3.3 and 3.4(c), each Record Holder will be entitled to receive in the Distribution a number of whole Adient Shares equal to the number of Johnson Controls Shares held by such Record Holder on the Record Date multiplied by the Distribution Ratio, rounded down to the nearest whole number.

(c)                                  No fractional shares will be distributed or credited to book-entry accounts in connection with the Distribution, and any such fractional shares interests to which a Record Holder would otherwise be entitled shall not entitle such Record Holder to vote or to any other rights as a stockholder of Adient.  In lieu of any such fractional shares, each Record Holder who, but for the provisions of this Section 3.4(c), would be entitled to receive a fractional share interest of an Adient Share pursuant to the Distribution, shall be paid cash, without any interest thereon, as hereinafter provided.  As soon as practicable after the Effective Time, Johnson Controls shall direct the Agent to determine the number of whole and fractional Adient Shares allocable to each Record Holder, to aggregate all such fractional shares into whole shares, and to sell the whole shares obtained thereby in the open market at the then-prevailing prices on behalf of each Record Holder who otherwise would be entitled to receive fractional share interests (with the Agent, in its sole and absolute discretion, determining when, how and through which broker-dealer and at what price to make such sales), and to cause to be distributed to each such Record Holder, in lieu of any fractional share, such Record Holder’s or owner’s ratable share of the total proceeds of such sale, after deducting any Taxes required to be withheld and applicable transfer Taxes, and after deducting the costs and expenses of such sale and distribution, including brokers fees and commissions.  None of Johnson Controls, Adient or the Agent will be required to guarantee any minimum sale price for the fractional Adient Shares sold in accordance with this Section 3.4(c).  Neither Johnson Controls nor Adient will be required to pay any interest on the proceeds from the sale of fractional shares.  Neither the Agent nor the broker-dealers through which the aggregated fractional shares are sold shall be Affiliates of Johnson Controls or Adient.  Solely for purposes of computing fractional share interests pursuant to this Section 3.4(c) and Section 3.4(d), the beneficial owner of Johnson Controls Shares held of record in the name of a nominee in any nominee account shall be treated as the Record Holder with respect to such shares.

(d)                                 Any Adient Shares or cash in lieu of Adient Shares (or fractions thereof) that remain unclaimed by any Record Holder one hundred and eighty (180) days after the Distribution Date shall be delivered to Adient, and Adient shall hold such Adient Shares for the account of such Record Holder, and the Parties agree that all obligations to provide such Adient Shares and cash, if any, in lieu of Adient Shares (or fractions thereof) shall be obligations of Adient, subject in each case to applicable escheat or other abandoned property Laws, and Johnson Controls shall have no Liability with respect thereto.

(e)                                  Until the Adient Shares are duly delivered in accordance with this Section 3.4 and applicable Law, from and after the Effective Time, Adient will regard the Persons entitled to receive such Adient Shares as record holders of Adient Shares in accordance with the terms of the Distribution without requiring any action on the part of such Persons.  Adient agrees that, subject to any transfers of such shares, from and after the Effective Time (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the Adient Shares then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership in book-entry form of the Adient Shares then held by such holder.

(f)                                   At or prior to the Effective Time, Adient shall acquire and cancel, for no consideration, the Initial Share Capital.

ARTICLE IV
MUTUAL RELEASES; INDEMNIFICATION

4.1                               Release of Pre-Distribution Claims.

(a)                                 Adient Release of Johnson Controls.  Except as provided in Sections 4.1(c) and 4.3, effective as of the Effective Time, Adient does hereby, for itself and each other member of the Adient Group, and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Adient Group (in each case, in their respective capacities as such), surrender, relinquish, release and forever discharge (i) Johnson Controls and the members of the Johnson Controls Group, and their respective successors and assigns, (ii) all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Johnson Controls Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, and (iii) all Persons who at any time prior to the Effective Time are or have been shareholders, directors, officers, agents or employees of a Transferred Entity and who are not, as of immediately after the Effective Time, directors, officers or employees of Adient or a member of the Adient Group, in each case from:  (A) all Adient Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Adient Business, the Adient Assets or the Adient Liabilities.

(b)                                 Johnson Controls Release of Adient.  Except as provided in Sections 4.1(c) and 4.2, effective as of the Effective Time, Johnson Controls does hereby, for itself and each other member of the Johnson Controls Group and their respective successors and assigns, and, to the extent permitted by Law, all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Johnson Controls Group (in each case, in their respective capacities as such), surrender, relinquish, release and forever discharge (i) Adient and the members of the Adient Group and their respective successors and assigns, and (ii) all Persons who at any time prior to the Effective Time have been shareholders, directors, officers, agents or employees of any member of the Adient Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from (A) all Johnson Controls Liabilities, (B) all Liabilities arising from or in connection with the transactions and all other activities to implement the Separation and the Distribution and (C) all Liabilities arising from or in connection with actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the Effective Time (whether or not such Liabilities cease being contingent, mature, become known, are asserted or foreseen, or accrue, in each case before, at or after the Effective Time), in each case to the extent relating to, arising out of or resulting from the Johnson Controls Business, the Johnson Controls Assets or the Johnson Controls Liabilities.

(c)                                  Obligations Not Affected.  Nothing contained in Section 4.1(a) or 4.1(b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings that are specified in Section 2.7(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, in each case in accordance with its terms.  Nothing contained in Section 4.1(a) or 4.1(b) shall release any Person from:

(i)                                     any Liability provided in or resulting from any agreement among any members of the Johnson Controls Group or the Adient Group that is specified in Section 2.7(b) or the applicable Schedules thereto as not to terminate as of the Effective Time, any other Liability specified in Section 2.7(b) as not to terminate as of the Effective Time or any Intercompany Account that is not settled as of the Effective Time;

(ii)                                  any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii)                               any Liability provided in or resulting from any Contract or understanding that is entered into after the Effective Time between Johnson Controls or Adient (and/or a member of the Johnson Controls Group or the Adient Group), on the one hand, and Adient or Johnson Controls (and/or a member of the other Adient Group or the Johnson Controls Group), on the other hand;

(iv)                              any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement, any Ancillary Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Article IV and Article V and, if applicable, the appropriate provisions of the Ancillary Agreements; or

(v)                                 any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.1.

In addition, nothing contained in Section 4.1(a) shall release any member of the Johnson Controls Group from honoring its existing obligations to indemnify any director, officer or employee of Adient who was a director, officer or employee of any member of the Johnson Controls Group on or prior to the Effective Time, to the extent such director, officer or employee becomes a named defendant in any Action with respect to which such director, officer or employee was entitled to such indemnification pursuant to such existing obligations; it being understood that, if the underlying obligation giving rise to such Action is an Adient Liability, Adient shall indemnify Johnson Controls for such Liability (including Johnson Controls’ costs to indemnify the director, officer or employee) in accordance with the provisions set forth in this Article IV.

(d)                                 No Claims.  Adient shall not make, and shall not permit any member of the Adient Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Johnson Controls or any other member of the Johnson Controls Group, or any other Person released pursuant to Section 4.1(a), with respect to any Liabilities released pursuant to Section 4.1(a).  Johnson Controls shall not make, and shall not permit any other member of the Johnson Controls Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against Adient or any other member of the Adient Group, or any other Person released pursuant to Section 4.1(b), with respect to any Liabilities released pursuant to Section 4.1(b).

(e)                                  Execution of Further Releases.  At any time at or after the Effective Time, at the written request of either Party, the other Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.1.

4.2                               Indemnification by Adient.  Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Adient shall, and shall cause the other members of the Adient Group to, indemnify, defend and hold harmless Johnson Controls, each member of the Johnson Controls Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Johnson Controls Indemnified Parties”), from and against any and all Liabilities of the Johnson Controls Indemnified Parties relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)                                 any Adient Liability;

(b)                                 any failure of Adient, any other member of the Adient Group or any other Person to pay, perform or otherwise promptly discharge any Adient Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c)                                  any breach by Adient or any other member of the Adient Group of this Agreement or any of the Ancillary Agreements (other than the Transition Services Agreement);

(d)                                 except to the extent it relates to a Johnson Controls Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Adient Group by any member of the Johnson Controls Group that survives following the Distribution; and

(e)                                  any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement (as amended or supplemented if Adient shall have furnished any amendments or supplements thereto) or any other Disclosure Document, other than the matters described in clause (e) of Section 4.3.

4.3                               Indemnification by Johnson Controls.  Except as otherwise specifically set forth in this Agreement or in any Ancillary Agreement, to the fullest extent permitted by Law, Johnson Controls shall, and shall cause the other members of the Johnson Controls Group to, indemnify, defend and hold harmless Adient, each member of the Adient Group and each of their respective past, present and future directors, officers, employees and agents, in each case in their respective capacities as such, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Adient Indemnified Parties”), from and against any and all Liabilities of the Adient Indemnified Parties relating to, arising out of or resulting from, directly or indirectly, any of the following items (without duplication):

(a)                                 any Johnson Controls Liability;

(b)                                 any failure of Johnson Controls, any other member of the Johnson Controls Group or any other Person to pay, perform or otherwise promptly discharge any Johnson Controls Liabilities in accordance with their terms, whether prior to, on or after the Effective Time;

(c)                                  any breach by Johnson Controls or any other member of the Johnson Controls Group of this Agreement or any of the Ancillary Agreements (other than the Transition Services Agreement);

(d)                                 except to the extent it relates to an Adient Liability, any guarantee, indemnification or contribution obligation, surety bond or other credit support agreement, arrangement, commitment or understanding for the benefit of any member of the Johnson Controls Group by any member of the Adient Group that survives following the Distribution;  and

(e)                                  any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in the Form 10, the Information Statement (as amended or supplemented if Adient shall have furnished any amendments or supplements thereto) or any other Disclosure Document specifically relating to (i) the Johnson Controls Business, Johnson Controls Assets or Johnson Controls Liabilities or (ii) Johnson Controls and other members of the Johnson Controls Group as of and after the Effective Time.

4.4                               Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a)                                 The Parties intend that any Liability subject to indemnification, contribution or reimbursement pursuant to this Article IV or Article V will be net of Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnified Party in respect of any indemnifiable Liability.  Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or contribution hereunder (an “Indemnified Party”) will be reduced by any Insurance Proceeds or other amounts actually recovered (net of any out-of-pocket costs or expenses incurred in the collection thereof) from any Person by or on behalf of the Indemnified Party in respect of the related Liability.  If an Indemnified Party receives a payment (an “Indemnity Payment”) required by this Agreement from an Indemnifying Party in respect of any Liability and subsequently receives Insurance Proceeds or any other amounts in respect of the same Liability, then the

Indemnified Party will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or such other amounts (net of any out-of-pocket costs or expenses incurred in the collection thereof) had been received, realized or recovered before the Indemnity Payment was made.

(b)                                 It is expressly agreed and understood that all rights to indemnification, contribution and reimbursement pursuant to this Article IV or Article V are in excess of all available insurance.  Without limiting the foregoing, the Parties agree that an insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of any provision contained in this Agreement or any Ancillary Agreement, have any subrogation rights with respect thereto, it being understood that no insurer or any other Third Party shall be entitled to a “windfall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the Liability allocation, indemnification and contribution provisions hereof.  Accordingly, any provision herein that could have the result of giving any insurer or other Third Party such a “windfall” shall be suspended or amended to the extent necessary to not provide such “windfall.”  Each Party shall, and shall cause the members of its Group to, use commercially reasonable efforts (taking into account the probability of success on the merits and the cost of expending such efforts, including attorney’s fees and expenses) to collect or recover, or allow the Indemnifying Party to collect or recover, any Insurance Proceeds that may be collectible or recoverable respecting the Liabilities for which indemnification or contribution may be available under this Article IV.  Notwithstanding the foregoing, an Indemnifying Party may not delay making any indemnification payment required under the terms of this Agreement, or otherwise satisfying any indemnification obligation, pending the outcome of any Action to collect or recover Insurance Proceeds, and an Indemnified Party need not attempt to collect any Insurance Proceeds prior to making a claim for indemnification or contribution or receiving any Indemnity Payment otherwise owed to it under this Agreement or any Ancillary Agreement.

4.5                               Procedures for Indemnification of Third-Party Claims.

(a)                                 Notice of Claims.  If, at or after the date of this Agreement, an Indemnified Party shall receive notice or otherwise learn of the assertion by a Person (including any Governmental Authority) who is not a member of the Johnson Controls Group or the Adient Group of any claim or of the commencement by any such Person of any Action (collectively, a “Third-Party Claim”) with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnified Party pursuant to Section 4.2 or 4.3, or any other Section of this Agreement or any Ancillary Agreement, such Indemnified Party shall give such Indemnifying Party written notice thereof as soon as practicable, but in any event within thirty (30) days after becoming aware of such Third-Party Claim (or sooner if the nature of the Third-Party Claim so requires).  Any such notice shall describe the Third-Party Claim in reasonable detail, including, to the extent set forth in or readily apparent from the notices and documents received by the Indemnified Party, the facts and circumstances giving rise to such claim for indemnification, and include copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.  Notwithstanding the foregoing, the failure of an Indemnified Party to provide notice in accordance with this Section 4.5(a) shall not relieve an Indemnifying Party of its indemnification obligations under this Agreement, except to the extent to which the Indemnifying Party is actually prejudiced by the Indemnified Party’s failure to provide notice in accordance with this Section 4.5(a).

(b)                                 Control of Defense.  An Indemnifying Party may elect to control the defense of (and seek to settle or compromise), at its own expense and with its own counsel, any Third-Party Claim; provided, that, prior to the Indemnifying Party assuming and controlling defense of such Third-Party Claim, it shall first confirm to the Indemnified Party in writing that, assuming the facts presented to the Indemnifying Party by the Indemnified Party being true, the Indemnifying Party shall indemnify the Indemnified Party for any such damages to the extent resulting from, or arising out of, such Third-Party Claim.  Notwithstanding the foregoing, if the Indemnifying Party assumes such defense and, in the course of defending such Third-Party Claim, (i) the Indemnifying Party discovers that the facts presented at the time the Indemnifying Party acknowledged its indemnification obligation in respect of such Third-Party Claim were not true or that such facts, while true in all material respects, do not form the basis upon which such Third-Party Claim is predicated (e.g., as a result of the allegations made in such Third-Party Claim changing over time) and (ii) such untruth or change provides a reasonable basis for asserting that the Indemnifying Party does not have an indemnification obligation in respect of such Third-Party Claim, then (A) the Indemnifying Party shall not be bound by such acknowledgment, (B) the Indemnifying Party shall promptly thereafter provide the Indemnified Party written notice of its assertion that it does not have an indemnification obligation in respect of such Third-Party Claim (giving the reasons therefor) and (C) the Indemnified Party shall have the right to assume the defense of such Third-Party Claim.  Within thirty (30) days after the receipt of a notice from an Indemnified Party in accordance with Section 4.5(a) (or sooner, if the nature of the Third-Party Claim so requires), the Indemnifying Party shall provide written notice to the Indemnified Party indicating whether the Indemnifying Party shall assume responsibility for defending the Third-Party Claim.  If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnified Party of its election within thirty (30) days after receipt of the notice from an Indemnified Party as provided in Section 4.5(a), then the Indemnified Party that is the subject of such Third-Party Claim shall be entitled to continue to conduct and control the defense of such Third-Party Claim.

(c)                                  Allocation of Defense Costs.  If an Indemnifying Party has elected to assume the defense of a Third-Party Claim, then such Indemnifying Party shall be solely liable for all fees and expenses incurred by it in connection with the defense of such Third-Party Claim and shall not be entitled to seek any indemnification or reimbursement from the Indemnified Party for any such fees or expenses incurred by the Indemnifying Party during the course of the defense of such Third-Party Claim by such Indemnifying Party, regardless of any subsequent decision by the Indemnifying Party to reject or otherwise abandon its assumption of such defense.  If an Indemnifying Party elects not to assume responsibility for defending any Third-Party Claim or fails to notify an Indemnified Party of its election within thirty (30) days after receipt of a notice from an Indemnified Party as provided in Section 4.5(a), and the Indemnified Party conducts and controls the defense of such Third-Party Claim and the Indemnifying Party has an indemnification obligation with respect to such Third-Party Claim, then the Indemnifying Party shall be liable for all reasonable fees and expenses incurred by the Indemnified Party in connection with the defense of such Third-Party Claim.

(d)                                 Right to Monitor and Participate.  An Indemnified Party that does not conduct and control the defense of any Third-Party Claim, or an Indemnifying Party that has failed to elect to defend any Third-Party Claim as contemplated hereby, nevertheless shall have the right to employ separate counsel (including local counsel as necessary) of its own choosing to monitor and participate in (but not control) the defense of any Third-Party Claim for which it is a potential Indemnified Party or Indemnifying Party, but the fees and expenses of such counsel shall be borne by such Indemnified Party or non-controlling Indemnifying Party, as the case may be, and the provisions of Section 4.5(c) shall not apply to such fees and expenses.  Notwithstanding the foregoing, but subject to Sections 6.7 and 6.8, such Party shall cooperate with the Party entitled to conduct and control the defense of such Third-Party Claim in such defense and make available to the controlling Party all witnesses, information and materials in such Party’s possession or under such Party’s control relating thereto as are reasonably required by the controlling Party (with the reasonable out-of-pocket costs associated with such cooperation being at the expense of the non-controlling party).  In addition to the foregoing, if any Indemnified Party shall in good faith determine that such Indemnified Party and the Indemnifying Party have actual or potential differing defenses or conflicts of interest between them that make joint representation inappropriate, then the Indemnified Party shall have the right to employ separate counsel (including local counsel as necessary) and to participate in (but not control) the defense, compromise, or settlement thereof, and the Indemnifying Party shall bear the reasonable fees and expenses of one such counsel and local counsel (as appropriate) for all Indemnified Parties.

(e)                                  No Settlement.  Neither Party may settle or compromise any Third-Party Claim for which either Party is seeking to be indemnified hereunder without the prior written consent of the other Party, which consent may not be unreasonably withheld, unless such settlement or compromise is solely for monetary damages, does not involve any finding or determination of wrongdoing or violation of Law by the other Party and provides for a full, unconditional and irrevocable release of the other Party from all Liability in connection with the Third-Party Claim.  The Parties hereby agree that if a Party presents the other Party with a written notice containing a proposal to settle or compromise a Third-Party Claim for which either Party is seeking to be indemnified hereunder and the Party receiving such proposal does not respond in any manner to the Party presenting such proposal within thirty (30) days (or within any such shorter time period that may be required by applicable Law or court order) of receipt of such proposal, then the Party receiving such proposal shall be deemed to have consented to the terms of such proposal.

(f)                                   Reporting.  An Indemnifying Party shall provide the Indemnified Party with a monthly written report identifying any Third-Party Claims that such Indemnifying Party has elected to defend pursuant to Section 4.5(b).  In addition, the Indemnifying Party shall establish a procedure reasonably acceptable to the Indemnified Party to automatically send electronic notice from the Indemnifying Party to the Indemnified Party through the litigation management system or any successor system when any such Third-Party Claim is closed, regardless of whether such Third-Party Claim was decided by settlement, verdict, dismissal or was otherwise disposed of.

4.6                               Additional Matters.

(a)                                 Timing of Payments.  Indemnification or contribution payments in respect of any Liabilities for which an Indemnified Party is entitled to indemnification or contribution under this Article IV shall be paid reasonably promptly (but in any event within thirty (30) days of the final determination of the amount that the Indemnified Party is entitled to indemnification or contribution under this Article IV) by the Indemnifying Party to the Indemnified Party as such Liabilities are incurred upon demand by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for the amount of such indemnification or contribution payment, including documentation with respect to calculations made and consideration of any Insurance Proceeds that actually reduce the amount of such Liabilities.  The indemnity and contribution provisions contained in this Article IV shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnified Party, and (ii) the knowledge by the Indemnified Party of Liabilities for which it might be entitled to indemnification hereunder.

(b)                                 Notice of Direct Claims.  Any claim for indemnification or contribution under this Agreement or any Ancillary Agreement that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnified Party to the applicable Indemnifying Party; provided, that the failure by an Indemnified Party to so assert any such claim shall not prejudice the ability of the Indemnified Party to do so at a later time except to the extent (if any) that the Indemnifying Party is prejudiced thereby.  Such Indemnifying Party shall have a period of thirty (30) days after the receipt of such notice within which to respond thereto.  If such Indemnifying Party does not respond within such thirty (30)-day period, such specified claim shall be conclusively deemed a Liability of the Indemnifying Party under this Section 4.6(b) or, in the case of any written notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of the claim (or such portion thereof) becomes finally determined.  If such Indemnifying Party does not respond within such thirty (30)-day period or rejects such claim in whole or in part, such Indemnified Party shall, subject to the provisions of Article VII, be free to pursue such remedies as may be available to such party as contemplated by this Agreement and the Ancillary Agreements, as applicable, without prejudice to its continuing rights to pursue indemnification or contribution hereunder.

(c)                                  Pursuit of Claims Against Third Parties.  If (i) a Party incurs any Liability arising out of this Agreement or any Ancillary Agreement; (ii) an adequate legal or equitable remedy is not available for any reason against the other Party to satisfy the Liability incurred by the incurring Party; and (iii) a legal or equitable remedy may be available to the other Party against a Third Party for such Liability, then the other Party shall use its commercially reasonable efforts to cooperate with the incurring Party, at the incurring Party’s expense, to permit the incurring Party to obtain the benefits of such legal or equitable remedy against the Third Party.

(d)                                 Subrogation.  In the event of payment by or on behalf of any Indemnifying Party to any Indemnified Party in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such

Third-Party Claim or against any other Person.  Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(e)                                  Substitution.  In the event of an Action for which a Party is entitled to indemnification hereunder and in which the Indemnifying Party is not a named defendant, if either the Indemnified Party or Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant.  If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in Section 4.5 and this Section 4.6, and the Indemnifying Party shall fully indemnify the named defendant in accordance with the other provisions of this this Article IV.

4.7                               Right of Contribution.

(a)                                 Contribution.  If any right of indemnification contained in Sections 4.2 or 4.3 is held unenforceable or is unavailable for any reason, or is insufficient to hold harmless an Indemnified Party in respect of any Liability for which such Indemnified Party is entitled to indemnification hereunder, then the Indemnifying Party shall contribute to the amounts (including any costs, expenses, attorneys’ fees, disbursements and expenses of counsel, expert and consulting fees and costs related thereto or to the investigation or defense thereof) paid or payable by the Indemnified Parties as a result of such Liability (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and the members of its Group, on the one hand, and the Indemnified Parties entitled to contribution, on the other hand, as well as any other relevant equitable considerations.

(b)                                 Allocation of Relative Fault.  Solely for purposes of determining relative fault pursuant to this Section 4.7:  (i) except for fault attributable to the gross negligence or intentional misconduct of a member of the Johnson Controls Group, any fault associated with the business conducted with the Delayed Adient Assets or Delayed Adient Liabilities or with the ownership, operation or activities of the Adient Business prior to the Effective Time shall be deemed to be the fault of Adient and the other members of the Adient Group, and no such fault shall be deemed to be the fault of Johnson Controls or any other member of the Johnson Controls Group; (ii) except for fault attributable to the gross negligence or intentional misconduct of a member of the Adient Group, any fault associated with the business conducted with Delayed Johnson Controls Assets or Delayed Johnson Controls Liabilities shall be deemed to be the fault of Johnson Controls and the other members of the Johnson Controls Group, and no such fault shall be deemed to be the fault of Adient or any other member of the Adient Group; (iii) any fault associated with the ownership, operation or activities of the Johnson Controls Business prior to or after the Effective Time shall be deemed to be the fault of Johnson Controls and the other members of the Johnson Controls Group, and no such fault shall be deemed to be the fault of Adient or any other member of the Adient Group; and (iv) any fault associated with the ownership, operation or activities of the Adient Business prior to or after the Effective Time shall be deemed to be the fault of Adient and the other members of the Adient Group, and no such fault shall be deemed to be the fault of Johnson Controls or any other member of the Johnson Controls Group.

4.8                               Covenant Not to Sue (Liabilities and Indemnity).  Each Party hereby covenants and agrees that none of it, the members of such Party’s Group or any Person claiming through it shall bring suit or otherwise assert any claim against any Indemnified Party, or assert a defense against any claim asserted by any Indemnified Party, before any court, arbitrator, mediator or administrative agency anywhere in the world, alleging that:  (a) the assumption of any Adient Liabilities by Adient or a member of the Adient Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason; (b) the retention of any Johnson Controls Liabilities by Johnson Controls or a member of the Johnson Controls Group on the terms and conditions set forth in this Agreement and the Ancillary Agreements is void or unenforceable for any reason or (c) the provisions of this Article IV are void or unenforceable for any reason.

4.9                               Remedies Cumulative.  The remedies provided in this Article IV shall be cumulative and, subject to the provisions of Article VIII, shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

4.10                        Survival of Indemnities.  The rights and obligations of each of Johnson Controls and Adient and their respective Indemnified Parties under this Article IV shall survive (a) the sale or other transfer by either Party or any member of its Group of any assets or businesses or the assignment by it of any liabilities; or (b) any merger, consolidation, business combination, sale of all or substantially all of its Assets, restructuring, recapitalization, reorganization or similar transaction involving either Party or any of the members of its Group.

4.11                        Coordination with Ancillary Agreements.  The provisions of Sections 4.2 through 4.10 hereof shall not apply with respect to Taxes or Tax matters (including the control of Tax related proceedings), which shall be governed by the Tax Matters Agreement.  In the case of any conflict between this Agreement and the Tax Matters Agreement in relation to any matters addressed by the Tax Matters Agreement, the Tax Matters Agreement shall control.  The provisions of Sections 4.2 through 4.10 hereof shall not apply (except as expressly set forth in the Transition Services Agreement) with respect to the representations, warranties, covenants and agreements set forth in the Transition Services Agreement, which shall be governed by the Transition Services Agreement.  In the case of any conflict between this Agreement and the Transition Services Agreement in relation to any matters addressed by the Transition Services Agreement, the Transition Services Agreement shall control.

ARTICLE V
CERTAIN OTHER MATTERS

5.1                               Insurance Matters.

(a)                                 Johnson Controls and Adient agree to cooperate in good faith regarding Insurance Administration to provide for an orderly transition from the date hereof through the Effective Time.  In no event shall Johnson Controls, any other member of the Johnson Controls Group or any Johnson Controls Indemnified Party have Liability or obligation whatsoever to any member of the Adient Group in the event that any insurance policy or other contract of insurance shall be terminated or otherwise cease to be in effect for any reason, shall be unavailable or inadequate to cover any Liability of any member of the Adient Group for any reason whatsoever or shall not be renewed or extended beyond the current expiration date of any such insurance policy or other contract of insurance.

(b)                                 From and after the Effective Time, with respect to any actions, inactions, events, omissions, conditions, facts, circumstances, losses, damages and Liabilities which occurred or are alleged to have occurred, or were incurred or claimed to have been incurred, by any member of the Adient Group prior to the Effective Time, Johnson Controls will provide Adient with access to, and Adient may, upon prior written notice to Johnson Controls, make claims under, (1) Johnson Controls’ third-party excess casualty insurance policies that are “occurrence based” insurance policies in place immediately prior to the Effective Time and Johnson Controls’ historical excess casualty policies of insurance that are “occurrence based” insurance policies (“Excess Casualty Policies”), (2) Johnson Controls’ international casualty insurance policies that are “occurrence based” insurance policies in place immediately prior to the Effective Time and Johnson Controls’ historical international casualty policies of insurance that are “occurrence based” insurance policies, including any such policies that are underwritten by Global Risk Underwriters Ltd. during the period commencing October 1, 2006 and ending on the Distribution Date (“International Casualty Policies”) and (3) Johnson Controls’ third-party insurance policies that are “claims made” insurance policies in place immediately prior to the Effective Time and Johnson Controls’ historical policies of insurance that are “claims made” insurance policies (“Claims Made Policies”), but in each case of clauses (1), (2) and (3), solely to the extent that such policies provided coverage for members of the Adient Group prior to the Effective Time and pursuant to the Insurance Administration procedures to be mutually agreed in writing between Johnson Controls and Adient (the “Insurance Administration Procedures,” which shall be legally binding upon the Parties, once agreed); provided, that such access to, and the right to make claims under, such insurance policies, shall be subject to the terms and conditions of such insurance policies, including any restrictions on coverage or scope, any deductibles, retentions or self-insurance provision, and any fees, costs, or other expenses, and shall be subject to the following additional conditions:

(i)                                     Adient shall report any claim to Johnson Controls, as promptly as practicable and in any event in sufficient time so that such claim may be made in accordance with Johnson Controls’ claim reporting procedures in effect immediately prior to the Effective Time (or in accordance with any modifications to such procedures after the Effective Time communicated by Johnson Controls to Adient in writing);

(ii)                                  Adient and the members of the Adient Group shall indemnify, hold harmless and reimburse Johnson Controls and the members of the Johnson Controls Group for any deductible, self-insured retention, fees and expenses incurred by Johnson Controls or any members of the Johnson Controls Group to the extent resulting from any access to, any claims made by Adient or any other members of the Adient Group under any insurance provided pursuant to Excess Casualty Policies and Claims Made Policies, including any indemnity payments, settlements, judgments, legal fees and allocated claims expenses and claim handling fees, whether such claims are made by Adient, its employees or third Persons;

(iii)                               Adient shall exclusively bear (and neither Johnson Controls nor any members of the Johnson Controls Group shall have any obligation to repay or reimburse Adient or any member of the Adient Group for) and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of all such claims made by Adient or any member of the Adient Group under the policies as provided for in this Section 5.1(b).  In the event an insurance policy/program aggregate limit is exhausted, or believed likely to be exhausted, due to noticed claims, the Adient Group, on the one hand, and the Johnson Controls Group, on the other hand, shall be responsible for their pro rata portion of the reinstatement premium, based upon the losses of such Group submitted to Johnson Controls’ insurance carrier(s) (including any submissions prior to the Effective Time) that exhausted the applicable fiscal year’s policy/program aggregate limit.  To the extent that the Johnson Controls Group or the Adient Group is allocated more than its pro rata portion of such premium due to the timing of losses submitted to Johnson Controls’ insurance carrier(s), the other party shall promptly pay the first party an amount so that each Group has been properly allocated its pro rata portion of the reinstatement premium.  Johnson Controls and Adient can mutually agree not to reinstate the policy/program aggregate limit and, in such event, each Group will bear all of its own future losses;

(iv)                              Claims made by Adient under the Excess Casualty Policies, International Casualty Policies and Claims Made Policies will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, and claims made by Adient under the Claims Made Policies will be subject to (and recovery thereon will be reduced by the amount of) any applicable retentions or self-insurance provisions.  With respect to any deductibles, retentions or self-insurance provisions described in the immediately preceding sentence that require a payment by a member of the Johnson Controls Group, Adient shall reimburse the applicable member of the Johnson Controls Group for its pro rata portion of such payment based on the Adient Group’s interest in such claim.  It is understood that the Claims Made Policies may not provide any coverage to the Adient Group for incidents occurring prior to the Effective Time but that are asserted with the insurance carrier after the Effective Time; and

(v)                                 To the extent that an annual retrospective adjustment by a Johnson Controls insurance carrier results from a claim made by Adient or related to the Adient Business and such adjustment causes the premium paid or payable by a member of the Johnson Controls Group to such insurance carrier to increase by more than the Premium Threshold, then Johnson Controls shall promptly notify Adient of such increase.  If either Johnson Controls or Adient determine that it is appropriate to request that the Johnson Controls insurance carrier reconsider the adjustment amount or the premium calculation, then subject to Section 5.1(d), the Parties shall cooperate in good faith and assist each other in making such request and engaging in discussions with the Johnson Controls insurance carrier.  After the final determination of the premium calculation, or if neither Johnson Controls nor Adient makes a request in accordance with the immediately preceding sentence, then Adient shall reimburse the applicable member of the Johnson Controls Group for the excess of any increase over the Premium Threshold.  The “Premium Threshold” shall equal an amount to be mutually agreed in writing by Johnson Controls and Adient and set forth in the Insurance Administration Procedures.

In the event that any member of the Johnson Controls Group incurs any losses, damages or Liability prior to or in respect of the period prior to the Effective Time for which such member of the Johnson Controls Group is entitled to coverage under Adient’s insurance policies (if any), the same process pursuant to this Section 5.1(b) shall apply, substituting “Johnson Controls” for “Adient,” “Adient” for “Johnson Controls” and “the applicable insurer” for “Global Risk Underwriters Ltd.”

(c)                                  Except as provided in Section 5.1(b) and except for the insurance programs set forth on Schedule 5.1(c), from and after the Effective Time, neither Adient nor any member of the Adient Group shall have any rights to or under any of the insurance programs of Johnson Controls or any other member of the Johnson Controls Group.  At the Effective Time, Adient shall have in effect all insurance programs required to comply with Adient’s contractual obligations and such other insurance policies as reasonably necessary or customary for companies operating a business similar to Adient’s.  Such insurance programs may include general liability, commercial auto liability, workers’ compensation, employer’s liability, product liability, professional services liability, property, cargo, employment practices liability, employee dishonesty/crime, directors’ and officers’ liability and fiduciary liability.  Johnson Controls and Adient shall cooperate in good faith to apportion any collateral accountability supporting pre-Effective Time insurance programs of Johnson Controls or any other member of the Johnson Controls Group pursuant to the Insurance Administration Procedures.

(d)                                 Adient and the other members of the Adient Group, in connection with making a claim under any insurance policy of Johnson Controls or any member of the Johnson Controls Group pursuant to this Section 5.1, shall use commercially reasonable efforts to avoid taking any action (other than the act of making the claim) that would be reasonably likely to (i) have an adverse impact on the then-current relationship between Johnson Controls or any member of the Johnson Controls Group, on the one hand, and the applicable insurance company, on the other hand; (ii) result in the applicable insurance company terminating or reducing coverage, or increasing the amount of any premium owed by Johnson Controls or any member of the Johnson Controls Group under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere with the rights of Johnson Controls or any member of the Johnson Controls Group under the applicable insurance policy.  Johnson Controls and the other members of the Johnson Controls Group, in connection with Insurance Administration on behalf of Adient or any member of the Adient Group under any insurance policy or program of Johnson Controls or any member of the Johnson Controls Group pursuant to this Section 5.1, shall use commercially reasonable efforts to avoid taking any action (other than the act of making the claim) that would be reasonably likely to (i) have an adverse impact on the then-current relationship between Adient or any member of the Adient Group, on the one hand, and the applicable insurance company, on the other hand, (ii) result in the applicable insurance company terminating or reducing coverage, or increasing the amount of any premium owed by Adient or any member of the Adient Group under the applicable insurance policy; or (iii) otherwise compromise, jeopardize or interfere with the rights of Adient or any member of the Adient Group under the applicable insurance policy, in each case of clauses (i) through (iii), if such insurance company is also an insurer of Adient or any member of the Adient Group.

(e)                                  All payments and reimbursements by Johnson Controls or Adient pursuant to this Section 5.1 will be made within thirty (30) days after Johnson Controls’ receipt or

Adient’s receipt, as applicable, of an invoice therefor from Adient or Johnson Controls, as applicable.  If either Party incurs costs to enforce the other Party’s obligations herein, such Party agrees to indemnify, defend and hold harmless such other Party for such enforcement costs, including reasonable attorneys’ fees.  Except as mutually agreed and set forth in the Insurance Administration Procedures, Johnson Controls shall retain responsibility for and have the exclusive right to control Insurance Administration and any and all other rights with respect to its insurance policies and programs, including the right to exhaust, settle, release, commute, buyback or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any Adient Liabilities and/or claims Adient has made or could make in the future.  No member of the Adient Group shall, without the prior written consent of Johnson Controls, erode, exhaust, settle, release, commute, buyback or otherwise resolve disputes with Johnson Controls’ insurers with respect to any of Johnson Controls’ insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs.  Adient shall cooperate with Johnson Controls and share such information as is reasonably necessary in order to permit Johnson Controls to manage and conduct its insurance matters as it deems appropriate.  Neither Johnson Controls nor any of the members of the Johnson Controls Group shall have any obligation to secure extended reporting for any claims under any insurance policies for any acts or omissions by any member of the Adient Group incurred prior to the Effective Time.

(f)                                   Johnson Controls shall, and shall cause the members of the Johnson Controls Group to, (i) use commercially reasonable efforts, at Adient’s reasonable request (and provided that Adient complies with the requirements of Section 5.1(b)), to assist Adient in making claims under the Johnson Controls insurance programs described in Section 5.1(b) and Schedule 5.1(c), (ii) notify Adient within a commercially reasonable period of time after any election by Johnson Controls to control any claim under an Johnson Controls insurance policy or program to the extent such claim relates to the Adient Asset and/or Adient Liability, (iii) within a commercially reasonable period of time after Johnson Controls’ receipt thereof, pay over to Adient or the applicable member of the Adient Group any Insurance Proceeds that are received by Johnson Controls or any member of the Johnson Controls Group in respect of such claims and (iv) otherwise perform Insurance Administration on behalf of Adient and the other members of the Adient Group, as described in this Section 5.1(b), using a standard of care consistent with the standard that Johnson Controls and the applicable members of the Johnson Controls Group use when performing Insurance Administration on behalf of Johnson Controls and the other members of the Johnson Controls Group.

(g)                                  This Agreement shall not be considered as an attempted assignment of any policy of insurance or as a contract of insurance and shall not be construed to waive any right or remedy of any member of the Johnson Controls Group in respect of any insurance policy or any other contract or policy of insurance.

5.2                               Late Payments.  Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement or any Ancillary Agreement (and any amounts billed or otherwise invoiced or demanded and properly payable that are not paid within thirty (30) days of receipt of such bill, invoice or other demand) shall accrue interest at a rate per annum equal to the Prime Rate plus two (2%) percent, compounded semiannually, from such due date to the date paid.

5.3                               Treatment of Payments for Tax Purposes.  For all tax purposes, the Parties agree to treat (i) any payment required by this Agreement (other than payments with respect to interest accruing after the Effective Time) as either a contribution by Johnson Controls to Adient or a distribution by Adient to Johnson Controls, as the case may be, occurring immediately prior to the Effective Time or as a payment of an assumed or retained Liability; and (ii) any payment of interest as taxable or deductible, as the case may be, to the Party entitled under this Agreement to retain such payment or required under this Agreement to make such payment, in either case except as otherwise required by applicable Law.

5.4                               Inducement.  Adient acknowledges and agrees that Johnson Controls’ willingness to cause, effect and consummate the Separation and the Distribution has been conditioned upon and induced by Adient’s covenants and agreements in this Agreement and the Ancillary Agreements, including Adient’s assumption of the Adient Liabilities pursuant to the Separation and the provisions of this Agreement and Adient’s covenants and agreements contained in Article IV.

5.5                               Post-Effective Time Conduct.  The Parties acknowledge that, after the Effective Time, each Party shall be independent of the other Party, with responsibility for its own actions and inactions and its own Liabilities relating to, arising out of or resulting from the conduct of its business, operations and activities after the Effective Time, except as may otherwise be provided in any Ancillary Agreement, and each Party shall (except as otherwise provided in Article IV) use commercially reasonable efforts to prevent such Liabilities from being inappropriately borne by the other Party

5.6                               Data Transfer Agreement.  Johnson Controls shall use commercially reasonable efforts to cooperate with Adient in connection with Adient’s entry into data transfer agreements for the purposes of complying with data privacy regulations of the European Union.

ARTICLE VI
EXCHANGE OF INFORMATION; CONFIDENTIALITY

6.1                               Agreement for Exchange of Information.

(a)                                 Subject to Section 6.9 and any other applicable confidentiality obligations, each of Johnson Controls and Adient, on behalf of itself and each member of its respective Group, agrees to use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to the other Party and the members of such other Party’s Group, at any time before, on or after the Effective Time, as soon as reasonably practicable after written request therefor, any Information (or a copy thereof) in the possession or under the control of such Party or its Group which the requesting Party or its Group to the extent that (i) such information relates (A) to the Adient Business, or any Adient Asset or Adient Liability, if Adient is the requesting Party, or (B) to the Johnson Controls Business, or any Johnson Controls Asset or Johnson Controls Liability, if Johnson Controls is the requesting Party; (ii) such Information is required by the requesting Party to comply with its obligations under this Agreement or any

Ancillary Agreement; or (iii) such Information is required by the requesting Party to comply with any obligation imposed by any Governmental Authority; provided, that, if the Party to whom the request has been made determines that any such provision of Information could be detrimental to the Party providing the Information, violate any Law or agreement, or waive any privilege available under applicable Law, including any attorney-client privilege, then the Parties shall use commercially reasonable efforts to permit compliance with such obligations to the extent and in a manner that avoids any such harm or consequence.  The Party providing Information pursuant to this Section 6.1(a) shall only be obligated to provide such Information in the form, condition and format in which it then exists, and in no event shall such Party be required to perform any improvement, modification, conversion, updating or reformatting of any such Information, and nothing in this Section 6.1(a) shall expand the obligations of a Party under Section 6.4.

(b)                                 Without limiting the generality of the foregoing, until the first Adient fiscal year end occurring after the Effective Time (and for a reasonable period of time afterwards as required for each Party to prepare consolidated financial statements or complete a financial statement audit for the fiscal year during which the Distribution Date occurs), each Party shall use its commercially reasonable efforts to cooperate, and to cause its Representatives to cooperate, with the other Party and such Party’s Representatives to enable (i) the other Party to meet its timetable for dissemination of its earnings releases, financial statements, periodic reports and management’s assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting in accordance with the Exchange Act; and (ii) the other Party’s accountants to timely complete their review of the quarterly financial statements and audit of the annual financial statements, including, to the extent applicable to such Party, its auditor’s audit of its internal control over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002, the SEC’s and Public Company Accounting Oversight Board’s rules and auditing standards thereunder and any other applicable Laws.

6.2                               Ownership of Information.  The provision of any Information pursuant to Section 6.1 or Section 6.7 shall not (a) affect the ownership of such Information (which shall be determined solely in accordance with the terms of this Agreement and the Ancillary Agreements), or (b) constitute a grant of rights in or to any such Information.

6.3                               Compensation for Providing Information.  The Party requesting Information agrees to reimburse the other Party for the reasonable costs, if any, of gathering, copying, transporting and otherwise complying with the request with respect to such Information (including any reasonable costs and expenses incurred in any review of Information for purposes of protecting the Privileged Information of the providing Party or in connection with the restoration of backup media for purposes of providing the requested Information).  Except as may be otherwise specifically provided elsewhere in this Agreement, any Ancillary Agreement or any other agreement between the Parties, such costs shall reflect the providing Party’s actual costs and expenses.

6.4                               Record Retention.  To facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement after the Effective Time, the Parties agree to use their reasonable best efforts to retain all Information in their respective possession or control on the Effective Time in accordance with the policies of Johnson Controls as in effect on the Effective Time or such other policies as may be adopted by Johnson Controls after the Effective Time (provided, in the case of Adient, that Johnson Controls notifies Adient of any such change); provided, that in the case of any Information relating to Taxes, employee benefits, Environmental Law, Hazardous Materials or contingent Liabilities that are known as of the Effective Time, such retention period shall be extended to the expiration of the applicable statute of limitations (giving effect to any extensions thereof).  Except in accordance with the policies of Johnson Controls as in effect on the Effective Time or such other policies as may be adopted by Johnson Controls after the Effective Time (provided, that such other policies at least provide for the retention of documents until the expiration of any applicable statute of limitations and as otherwise required by applicable Law and, in the case of Adient, that Johnson Controls notifies Adient of any such change), no Party will destroy, or permit any of its Subsidiaries to destroy, any Information that would, in accordance with such policies, be archived or otherwise filed in a centralized filing system by such party or its applicable Subsidiaries.  Notwithstanding the foregoing, Section 8 of the Tax Matters Agreement will govern the retention of Tax Records (as defined in the Tax Matters Agreement) and Section 8.01 of the Employee Matters Agreement shall govern the retention of employment and benefits related records.

6.5                               Limitations of Liability.  Neither Party shall have any monetary Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement is found to be inaccurate in the absence of gross negligence or willful misconduct by the Party providing such Information.  Neither Party shall have any monetary Liability to any other Party if any Information is destroyed after commercially reasonable efforts by such Party to comply with the provisions of Section 6.4.

6.6                               Other Agreements Providing for Exchange of Information.

(a)                                 The rights and obligations granted under this Article VI are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange, retention or confidential treatment of information set forth in any Ancillary Agreement.

(b)                                 Any party that receives, pursuant to a request for Information in accordance with this Article VI, Information that is contained in written, electronic or other tangible forms and that is not relevant to its request shall (i) return it to the providing Party or, at the receiving Party’s election, destroy such Information; and (ii) deliver to the providing Party written confirmation that such Information was returned or destroyed, as the case may be, which confirmation shall be signed by an authorized representative of the requesting Party.

6.7                               Production of Witnesses; Records; Cooperation.

(a)                                 After the Effective Time, except in the case of an adversarial Action between Johnson Controls and Adient, or any members of their respective Groups, each Party shall use its commercially reasonable efforts to make available to the other Party, upon written request, the former and then-current directors, officers, employees, other personnel and agents of the members of its respective Group as witnesses and any books, records or other documents within its control or which it otherwise has the ability to make available, to the extent that any such person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action, and the defense, settlement or compromise, prosecution, evaluation or pursuit thereof, in which the requesting Party (or member of its Group) may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder.  The requesting Party shall bear all costs and expenses in connection therewith.

(b)                                 If an Indemnifying Party chooses to defend or to seek to compromise or settle any Third-Party Claim, the other Party shall otherwise cooperate in such defense, settlement or compromise, as the case may be.  Without limiting the foregoing, the Parties shall cooperate and consult to the extent reasonably necessary with respect to any Actions.

(c)                                  Without limiting any provision of this Section 6.7, each of the Parties agrees to cooperate, and to cause each member of its respective Group to cooperate, with each other in the defense of any infringement or similar claim with respect any Intellectual Property or Technology and shall not claim to acknowledge, or permit any member of its respective Group to claim to acknowledge, the validity or infringing use of any Intellectual Property of a third Person in a manner that would hamper or undermine the defense of such infringement or similar claim.

(d)                                 The obligation of the Parties to provide witnesses pursuant to this Section 6.7 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to provide as witnesses inventors and other officers without regard to whether the witness or the employer of the witness could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.7(a)).

6.8                               Privileged Matters.

(a)                                 The Parties recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Johnson Controls Group and the Adient Group, and that each of the members of the Johnson Controls Group and the Adient Group should be deemed to be the client with respect to such services for the purposes of asserting all privileges which may be asserted under applicable Law in connection therewith.  The parties recognize that legal and other professional services will be provided after the Effective Time, which services will be rendered solely for the benefit of the Johnson Controls Group or the Adient Group, as the case may be.

(b)                                 The Parties agree as follows:

(i)                                     Johnson Controls shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Johnson Controls Business and not to the Adient Business, whether or not the Privileged Information is in the possession or under the control of any member of the Johnson Controls Group or any member of the Adient Group.  Johnson Controls shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Johnson Controls Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the Privileged Information is in the possession or under the control of any member of the Johnson Controls Group or any member of the Adient Group; and

(ii)                                  Adient shall be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to the Adient Business and not to the Johnson Controls Business, whether or not the Privileged Information is in the possession or under the control of any member of the Adient Group or any member of the Johnson Controls Group.  Adient shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges and immunities in connection with any Privileged Information that relates solely to any Adient Liabilities resulting from any Actions that are now pending or may be asserted in the future, whether or not the privileged Information is in the possession or under the control of any member of the Adient Group or any member of the Johnson Controls Group.

(iii)                               If the Parties do not agree as to whether certain information is Privileged Information, then such information shall be treated as Privileged Information, and the Party that believes that such information is Privileged Information shall be entitled to control the assertion or waiver of all privileges and immunities in connection with any such information until such time as it is finally judicially determined that such information is not Privileged Information or unless the Parties otherwise agree.  The Parties shall use the procedures set forth in Article VII to resolve any disputes as to whether any information relates solely to the Johnson Controls Business, solely to the Adient Business, or to both the Johnson Controls Business and the Adient Business.

(c)                                  Subject to the remaining provisions of this Section 6.8, the Parties agree that they shall have a shared privilege or immunity with respect to all privileges and immunities not allocated pursuant to Section 6.8(b)  and all privileges and immunities relating to any Actions or other matters that involve both Parties (or one or more members of their respective Groups) and in respect of which both Parties have Liabilities under this Agreement, and that no such shared privilege or immunity may be waived by either Party without the prior written consent of the other Party.

(d)                                 If any dispute arises between the Parties or any members of their respective Group regarding whether a privilege or immunity should be waived to protect or advance the interests of either Party and/or any member of their respective Groups, each Party agrees that it shall (i) negotiate with the other Party in good faith; (ii) endeavor to minimize any prejudice to the rights of the other Party; and (iii) not unreasonably withhold consent to any request for waiver by the other Party.  Further, each Party specifically agrees that it shall not withhold its consent to the waiver of a privilege or immunity for any purpose except to protect its own legitimate interests.

(e)                                  Subject to Section 6.9, In the event of any adversarial Action or Dispute between Johnson Controls and Adient, or any members of their respective Groups, either Party may waive a privilege in which the other Party or member of such other Party’s Group has a shared privilege, without obtaining consent pursuant to Section 6.8(c); provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to the

Action or Dispute between the Parties and/or the applicable members of their respective Groups, and shall not operate as a waiver of the shared privilege with respect to any Third Party.

(f)                                   Upon receipt by either Party, or by any member of its respective Group, of any subpoena, discovery or other request that may reasonably be expected to result in the production or disclosure of Privileged Information subject to a shared privilege or immunity or as to which another Party has the sole right hereunder to assert a privilege or immunity, or if either Party obtains knowledge that any of its, or any member of its respective Group’s, current or former directors, officers, agents or employees have received any subpoena, discovery or other requests that may reasonably be expected to result in the production or disclosure of such Privileged Information, such Party shall promptly notify the other Party of the existence of the request (which notice shall be delivered to such other Party no later than five (5) business days following the receipt of any such subpoena, discovery or other request) and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it or they may have under this Section 6.8 or otherwise, to prevent the production or disclosure of such Privileged Information.

(g)                                  Any furnishing of, or access or transfer of, any information pursuant to this Agreement is made in reliance on the agreement of Johnson Controls and Adient set forth in this Section 6.8 and in Section 6.9 to maintain the confidentiality of Privileged Information and to assert and maintain all applicable privileges and immunities.  The Parties agree that their respective rights to any access to information, witnesses and other Persons, the furnishing of notices and documents and other cooperative efforts between the Parties contemplated by this Agreement, and the transfer of Privileged Information between the Parties and members of their respective Groups pursuant to this Agreement, shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.  The Parties further agree that (i) the exchange by one Party to the other Party of any Privileged Information that should not have been transferred pursuant to the terms of this Article VI shall not be deemed to constitute a waiver of any privilege or immunity that has been or may be asserted under this Agreement or otherwise with respect to such Privileged Information; and (ii) the Party receiving such Privileged Information shall promptly return such Privileged Information to the Party who has the right to assert the privilege or immunity.

(h)                                 In connection with any matter contemplated by Section 6.7 or this Section 6.8, the Parties agree to, and to cause the applicable members of their Group to, use reasonable efforts to maintain their respective separate and joint privileges and immunities, including by executing joint defense and/or common interest agreements where necessary or useful for this purpose.

6.9                               Confidentiality.

(a)                                 Confidentiality.  Subject to this Section 6.10, from and after the Effective Time until the seven (7)-year anniversary of the Effective Time (other than in the case of any Technology, for which the obligations in this Section 6.9 will continue until such time as any of the exceptions set forth in clauses (i) through (iii) of this Section 6.9(a) have been satisfied with respect to such Technology), each of Johnson Controls and Adient, on behalf of itself and each member of its respective Group, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Johnson Controls’ confidential and proprietary information pursuant to policies in effect as of the Effective Time, all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement, any Ancillary Agreement or otherwise, and shall not use any such confidential and proprietary information other than for such purposes as shall be expressly permitted hereunder or thereunder, except, in each case, to the extent that such confidential and proprietary information is or was (i) in the public domain or generally available to the public, other than as a result of a disclosure by such Party or any member of such Party’s Group or any of their respective Representatives in violation of this Agreement, (ii) later lawfully acquired from other sources by such Party (or any member of such Party’s Group) which sources are not themselves bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such confidential and proprietary information, or (iii) independently developed or generated without reference to or use of any proprietary or confidential information of the other Party or any member of such Party’s Group.  If any confidential and proprietary information of one Party or any member of its Group is disclosed to the other Party or any member of such other Party’s Group in connection with providing services to such first Party or any member of such first Party’s Group under this Agreement or any Ancillary Agreement, then such disclosed confidential and proprietary information shall be used only as required to perform such services.

(b)                                 No Release; Return or Destruction.  Each Party agrees not to release or disclose, or permit to be released or disclosed, any information addressed in Section 6.9(a) to any other Person, except its Representatives who need to know such information in their capacities as such (who shall be advised of their obligations hereunder with respect to such information), and except in compliance with Section 6.10.  Without limiting the foregoing, when any such information is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will promptly after request of the other Party either return to the other Party all such information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided, that such Party’s Representatives may retain one (1) copy of such information to the extent required by applicable Law or professional standards, and shall not be required to destroy any such information located in back-up, archival electronic storage.

(c)                                  Third-Party Information; Privacy or Data Protection Laws.  Each Party acknowledges that it and members of its Group may presently have and, after the Effective Time, may gain access to or possession of confidential or proprietary information of, or personal information relating to, Third Parties (i) that was received under confidentiality or non-disclosure agreements entered into between such Third Parties, on the one hand, and the other Party or members of such Party’s Group, on the other hand, prior to the Effective Time; or (ii) that, as between the two Parties, was originally collected by the other Party or members of such Party’s Group and that may be subject to and protected by privacy, data protection or other applicable Laws.  Each Party agrees that it shall hold, protect and use, and shall cause the members of its Group and its and their respective Representatives to hold, protect and use, in strict confidence the confidential and proprietary information of, or personal information relating to, Third Parties in accordance with privacy, data protection or other applicable Laws and the terms of any agreements that were either entered into before the Effective Time or affirmative commitments or representations that were made before the Effective Time by, between or among the other Party or members of the other Party’s Group, on the one hand, and such Third Parties, on the other hand.

(d)                                 Residual Information.  Notwithstanding anything to the contrary herein, each Party and the members of such Party’s Group shall be free to use for any purpose the Residual Information resulting from access Representatives of such Party or the members of its Group have had to confidential and proprietary information concerning the other Party or any member of the other Party’s Group.  The Parties acknowledge and understand that the foregoing does not constitute a license under any Patents or copyrights.

6.10                        Protective Arrangements.  In the event that a Party or any member of its Group either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any member of the other Party’s Group) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party.  In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

ARTICLE VII
DISPUTE RESOLUTION

7.1                               Good-Faith Negotiation.  Subject to Section 7.4, either Party seeking resolution of any dispute, controversy or claim arising out of or relating to this Agreement or Ancillary Agreement (including regarding whether any Assets are Adient Assets, any Liabilities are Adient Liabilities or the validity, interpretation, breach or termination of this Agreement or any Ancillary Agreement) (a “Dispute”) that cannot be resolved by the Transition Committee, shall provide written notice thereof to the other Party (the “Initial Notice”), and within thirty (30) days of the delivery of the Initial Notice, the Parties shall attempt in good faith to negotiate a resolution of the Dispute.  The negotiations shall be conducted by executives who hold, at a minimum, the title of executive vice president (or an equivalent title for an executive officer) and who have authority to settle the Dispute.  All such negotiations shall be confidential without prejudice and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.  If the Parties are unable for any reason to resolve a Dispute within thirty (30) days after the delivery of such notice), or within such longer period as the Parties may agree to in writing, or if a Party reasonably concludes that the other Party is not willing to negotiate as contemplated by the preceding sentences of this Section 7.1, the Dispute shall be submitted to mediation in accordance with Section 7.2.

7.2                               Mediation.  Any Dispute not resolved pursuant to Section 7.1 shall, at the written request of a Party (a “Mediation Request”), be submitted to nonbinding mediation in accordance with the then current JAMS International Mediation Rules (the “Mediation Rules”), except as modified herein.  The mediation shall be held in (i) Milwaukee, Wisconsin or (ii) such other place as the Parties may mutually agree in writing.  The Parties shall have twenty (20) days from receipt by a Party of a Mediation Request, or such longer period as the Parties may agree to in writing, to agree on a mediator.  If no mediator has been agreed upon by the Parties during such period, then a Party may request (on written notice to the other Party) that JAMS appoint a mediator in accordance with the Mediation Rules.  All mediation pursuant to this clause shall be confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence, and no oral or documentary representations made by the Parties during such mediation shall be admissible for any purpose in any subsequent proceedings.  No Party shall disclose or permit the disclosure of any information about the evidence adduced or the documents produced by the other Party in the mediation proceedings or about the existence, contents or results of the mediation without the prior written consent of such other Party, except in the course of a judicial or regulatory proceeding or as may be required by Law or requested by a Governmental Authority or securities exchange.  Before making any disclosure permitted by the preceding sentence, the Party intending to make such disclosure shall, to the extent reasonably practicable, give the other Party reasonable written notice of the intended disclosure and afford the other party a reasonable opportunity to protect its interests.  If the Dispute has not been resolved within sixty (60) days of the appointment of a mediator, or within ninety (90) days after receipt by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then the Dispute shall be submitted to binding arbitration in accordance with Section 7.3.

7.3                               Arbitration.

(a)                                 In the event that a Dispute has not been resolved within sixty (60) days of the appointment of a mediator in accordance with Section 7.2, or within ninety (90) days after receipt by a Party of a Mediation Request (whichever occurs sooner), or within such longer period as the Parties may agree to in writing, then such Dispute shall, upon the written request of a Party (an “Arbitration Request”) be submitted to be finally resolved by binding arbitration pursuant to the then-current Commercial Arbitration Rules of the American  Arbitration Association (the “Arbitration Rules”).  The arbitration shall be held in the same location as the mediation pursuant to Section 7.2 or such other location as the Parties may mutually agree in writing.  Unless otherwise agreed by the Parties in writing, any Dispute to be decided pursuant to this Section 7.3 will be decided by binding arbitration (i) before a sole arbitrator if the amount in dispute, inclusive of all claims and counterclaims, totals less than $10 million; or (ii) by a panel of three (3) arbitrators if the amount in dispute, inclusive of all claims and counterclaims, totals $10 million or more.

(b)                                 The panel of three (3) arbitrators will be chosen as follows:  (i) within fifteen (15) days from the date of the receipt of the Arbitration Request, each Party will name an arbitrator who shall have experience as a former federal or state court judge and shall have such other qualifications as the Parties may mutually agree from time to time; and (ii) the two (2) Party-appointed arbitrators will thereafter, within thirty (30) days from the date on which the second of the two (2) arbitrators was named, name a third, independent arbitrator who will act as chairperson of the arbitral tribunal.  In the event that either Party fails to name an arbitrator within fifteen (15) days from the date of receipt of the Arbitration Request, then upon written application by either Party, that arbitrator shall be appointed pursuant to the Arbitration Rules.  In the event that the two (2) Party-appointed arbitrators fail to appoint the third, then the third, independent arbitrator will be appointed pursuant to the Arbitration Rules.  If the arbitration will be before a sole independent arbitrator, then the sole independent arbitrator will be appointed by agreement of the Parties within fifteen (15) days of the date of receipt of the Arbitration Request.  If the Parties cannot agree to a sole independent arbitrator, then upon written application by either party, the sole independent arbitrator will be appointed pursuant to the Arbitration Rules; provided, that the arbitrator shall have experience as a former federal or state court judge and shall have such other qualifications as the Parties may mutually agree from time to time.

(c)                                  The arbitrator(s) will have the right to award, on an interim basis, or include in the final award, any relief which it deems proper in the circumstances, including money damages (with interest on unpaid amounts from the due date), injunctive relief (including specific performance) and an award of attorneys’ fees and costs to the prevailing Party (after considering all the claims and circumstances); provided that the arbitrator(s) will not award any relief not specifically requested by the parties and, in any event, will not award any indirect, incidental, consequential, special, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other (including lost profits or lost revenues) arising in connection with the transactions contemplated hereby (other than any such Liability to the extent awarded to a Third Party with respect to a Third-Party Claim).  Upon selection of the arbitrator(s) following any grant of interim relief by a special arbitrator or court pursuant to Section 7.4, the arbitrator(s) may affirm or disaffirm that relief, and the parties will seek modification or rescission of the order entered by the court as necessary to accord with the decision of the arbitrator(s).  The award of the arbitrator(s) shall be final and binding on the Parties, and may be enforced in any court of competent jurisdiction.  The initiation of mediation or arbitration pursuant to this Article VII will toll the applicable statute of limitations for the duration of any such proceedings.  The Parties shall share equally the administration and arbitrator fees associated with the arbitration.

7.4                               Litigation and Unilateral Commencement of Arbitration.  Notwithstanding the foregoing provisions of this Article VII, (a) a Party may (i) seek preliminary provisional or injunctive judicial relief with respect to a Dispute without first complying with the procedures set forth in Sections 7.1, 7.2 and 7.3 if such action is reasonably necessary to avoid irreparable harm and (b) either Party may initiate arbitration before the expiration of the periods specified in Sections 7.2 and 7.3 if (i) such action is reasonably necessary to avoid irreparable harm or (ii) such Party has submitted a Mediation Request or Arbitration Request, as applicable, (A) and the other Party has failed, within the applicable periods set forth in Section 7.2, to agree upon a date for the first mediation session to take place within thirty (30) days after the appointment of such mediator or such longer period as the Parties may agree to in writing or (B) such Party has failed to comply with Section 7.3 in good faith with respect to commencement and engagement in arbitration.  In such event, the other Party may commence and prosecute such arbitration unilaterally in accordance with the Arbitration Rules.  Immediately following the issuance of any preliminary provisional or injunctive relief pursuant to clause (a) of the immediately preceding sentence, the Party seeking such relief will consent to the stay of any judicial proceedings pending the resolution of the Dispute pursuant to the procedures set forth in Sections 7.1, 7.2 and 7.3.

7.5                               Conduct During Dispute Resolution Process.  Unless otherwise agreed in writing, the Parties shall, and shall cause their respective members of their Group to, continue to honor all commitments under this Agreement and each Ancillary Agreement to the extent required by such agreements during the course of dispute resolution pursuant to the provisions of this Article VII, unless such commitments are the specific subject of the Dispute at issue.

ARTICLE VIII
FURTHER ASSURANCES AND ADDITIONAL COVENANTS

8.1                               Further Assurances.

(a)                                 In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall use its reasonable best efforts, prior to, on and after the Effective Time, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)                                 Without limiting the foregoing, prior to, on and after the Effective Time, each Party hereto shall cooperate with the other Party, and without any further consideration, but at the expense of the requesting Party, to execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including instruments of conveyance, assignment and transfer, and to make all filings with, and to obtain all Approvals or Notifications of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument (including any Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the transfers of the Adient Assets and the Johnson Controls Assets and the assignment and assumption of the Adient Liabilities and the Johnson Controls Liabilities and the other transactions contemplated hereby and thereby.  In addition, and without limiting Section 2.4, each Party will, at the reasonable request, cost and expense of the other Party, take such other actions after the Effective Time as may be reasonably necessary to vest in such other Party good and marketable title to the Assets transferred or allocated to such Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c)                                  On or prior to the Effective Time, Johnson Controls and Adient in their respective capacities as direct and indirect shareholders of the members of their respective

Groups, shall each ratify any actions that are reasonably necessary or desirable to be taken by Johnson Controls, Adient or any of the members of their respective Groups, as the case may be, to effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

(d)                                 Johnson Controls and Adient, and each of the members of their respective Groups, waive (and agree not to assert against any of the others) any claim or demand that any of them may have against each other for any Liabilities or other claims relating to or arising out of:  (i) the failure of Adient or any other member of the Adient Group, on the one hand, or of Johnson Controls or any other member of the Johnson Controls Group, on the other hand, to provide any notification or disclosure required under any Law in connection with the Separation or the other transactions contemplated by this Agreement, including the transfer by any member of any Group to any member of the other Group of ownership or operational control of any Assets not previously owned or operated by such transferee; or (ii) any inadequate, incorrect or incomplete notification or disclosure under any such Law by the applicable transferor.

8.2                               Covenant Not to Sue (Patents).

(a)                                 Johnson Controls hereby covenants and agrees that, until the expiration of the last valid claim of any Patent included in the Johnson Controls Assets (the “Adient CNS Period”), neither it nor any member of the Johnson Controls Group will bring suit or otherwise assert any claim against any member of the Adient Group before any Governmental Authority, arbitration tribunal or mediator anywhere in the world alleging infringement of any Patents included within the Johnson Controls Assets based on any member of the Adient Group making, using, importing, offering for sale or selling any product, platform, service or solution of the Adient Group (“Adient CNS Products”), in each case at any time prior to the expiration or termination of the Adient CNS Period.

(b)                                 Adient hereby covenants and agrees that, until the expiration of the last valid claim of any Patent included in the Adient Assets (the “Johnson Controls CNS Period”), neither it nor any member of the Adient Group will bring suit or otherwise assert any claim against any member of the Johnson Controls Group before any Governmental Authority, arbitration tribunal or mediator anywhere in the world alleging infringement of any Patents included within the Adient Assets based on any member of the Johnson Controls Group making, using, importing, offering for sale or selling any product, platform, service or solution of the Johnson Controls Group (“Johnson Controls CNS Products”), in each case at any time prior to the expiration or termination of the Johnson Controls CNS Period.

(c)                                  Upon the consummation of a change of control of Adient or Johnson Controls, as applicable, in which a competitor of the other Party acquires or joins a “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) that acquires control, the covenant set forth in Section 8.2(a) or Section 8.2(b), as applicable, will automatically become limited to and thereafter apply solely with respect to the particular Adient CNS Products or Johnson Controls CNS Products, as applicable (including the particular sub-components and sub-assemblies within such Adient CNS Products or Johnson Controls CNS Products), offered by the members of the first Party’s Group at the effective time of such change of control.

(d)                                 All rights granted under this Section 8.2 are, and will be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code, and if a case under the Bankruptcy Code is filed by or against a Party, and in that case this Section 8.2 is rejected pursuant to Section 365 of the Bankruptcy Code, then the other Parties may exercise all rights provided by Section 365(n) of the Bankruptcy Code, including the right to retain their rights and the full benefits granted by such Party hereunder.

ARTICLE IX
TERMINATION

9.1                               Termination.  This Agreement and all Ancillary Agreements may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by Johnson Controls, in its sole and absolute discretion, without the approval or consent of any other Person, including Adient.  After the Effective Time, this Agreement may not be terminated except by an agreement in writing signed by a duly authorized officer of each of the Parties.

9.2                               Effect of Termination.  In the event of any termination of this Agreement prior to the Effective Time, no Party (nor any of its directors, officers or employees) shall have any Liability or further obligation to the other Party by reason of this Agreement.

ARTICLE X
MISCELLANEOUS

10.1                        Counterparts; Entire Agreement; Corporate Power.

(a)                                 This Agreement and each Ancillary Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b)                                 This Agreement, the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein.

(c)                                  Johnson Controls represents on behalf of itself and each other member of the Johnson Controls Group, and Adient represents on behalf of itself and each other member of the Adient Group, as follows:

(i)                                     each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)                                  this Agreement and each Ancillary Agreement to which it is a party has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms thereof.

(d)                                 Each Party acknowledges that it and each other Party is executing certain of the Ancillary Agreements by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement or any Ancillary Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by email in portable document format (PDF) shall be effective as delivery of such executed counterpart of this Agreement or any Ancillary Agreement.  Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by email in portable document format (PDF)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause each such Ancillary Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

10.2                        Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL.  This Agreement and, unless expressly provided therein, each Ancillary Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby and thereby or to the inducement of any party to enter herein and therein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of New York irrespective of the choice of laws principles of the State of New York (other than Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York) including all matters of validity, construction, effect, enforceability, performance and remedies.  Each of Johnson Controls and Adient, on behalf of itself and the members of its Group, hereby irrevocably (a) agrees that any Dispute shall be subject to the exclusive jurisdiction of any federal court sitting in the Borough of Manhattan in The City of New York (or, only if such court lacks subject matter jurisdiction, in any New York State court sitting in the Borough of Manhattan in The City of New York), (b) waives any claims of forum non conveniens, and agrees to submit to the jurisdiction of such courts, as provided in New York General Obligations Law § 5-1402, (c) agrees that service of any process, summons, notice or document by United States registered mail to its respective address set forth in Section 10.5 shall be effective service of process for any litigation brought against it in any such court or for the taking of any other acts as may be necessary or appropriate in order to effectuate any judgment of said courts and (d) UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE.

10.3                        Assignability.  Except as set forth in any Ancillary Agreement, this Agreement and each Ancillary Agreement shall be binding upon and inure to the benefit of the Parties and the parties thereto, respectively, and their respective successors and permitted assigns; provided, that neither Party nor any such party thereto may assign its rights or delegate its obligations under this Agreement or any Ancillary Agreement without the express prior written consent of the other Party hereto or other parties thereto, as applicable.  Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement or the Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.  Nothing herein is intended to, or shall be construed to, prohibit either Party or any member of its Group from being party to or undertaking a change of control.

10.4                        Third-Party Beneficiaries.  Except for the indemnification rights under this Agreement of any Johnson Controls Indemnified Party or Adient Indemnified Party in their respective capacities as such, (a) the provisions of this Agreement and each Ancillary Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder, and (b) there are no third-party beneficiaries of this Agreement or any Ancillary Agreement and neither this Agreement nor any Ancillary Agreement shall provide any third person with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement or any Ancillary Agreement.

10.5                        Notices.  All notices, requests, claims, demands or other communications under this Agreement and, to the extent, applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon acknowledgment of receipt) by delivery in person, by overnight courier service, or by facsimile or electronic transmission with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.5):

If to Johnson Controls, to:

Johnson Controls International plc
5757 North Green Bay Avenue
Milwaukee, Wisconsin 53209
Attn:                                               General Counsel
Facsimile:                    (414) 524-2299
Email:                                       CO-General.Counsel@jci.com

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:                    Andrew R. Brownstein
                                                                           David K. Lam
Facsimile:                    (212) 403-2000

If to Adient, to:

Adient Limited
833 East Michigan Street, Suite 1100
Milwaukee, Wisconsin 53202
Attn:                                               General Counsel
Email:                                       CO-General.Counsel@adient.com

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:                    Andrew R. Brownstein
                                                                           David K. Lam
Facsimile:                    (212) 403-2000

A Party may, by notice to the other Party, change the address to which such notices are to be given.

10.6                        Severability.  If any provision of this Agreement or any Ancillary Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof or thereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.  Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

10.7                        Force Majeure.  No Party shall be deemed in default of this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure.  In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay.  A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement and the Ancillary Agreements, as applicable, as soon as reasonably practicable.

10.8                        No Set-Off.  Except as set forth in any Ancillary Agreement or as otherwise mutually agreed to in writing by the Parties, neither Party nor any member of such Party’s group shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or any Ancillary Agreement; or (b) any other amounts claimed to be owed to the other Party or any member of its Group arising out of this Agreement or any Ancillary Agreement.

10.9        Publicity.  Prior to the Effective Time, each of Adient and Johnson Controls shall consult with each other prior to issuing any press releases or otherwise making public statements with respect to the Separation, the Distribution or any of the other transactions contemplated hereby or under any Ancillary Agreement and prior to making any filings with any Governmental Authority with respect thereto.

10.10      Expenses.  Except as otherwise expressly set forth in this Agreement or any Ancillary Agreement, as otherwise agreed to in writing by the Parties or as set forth on Schedule 10.10, (a) all out-of-pocket fees, costs and expenses incurred on or prior to the Effective Time in connection with the preparation, execution, delivery and implementation of this Agreement and any Ancillary Agreement, the Separation, the Plan of Reorganization, the Form 10, the Distribution and the consummation of the transactions contemplated hereby and thereby will be borne by Johnson Controls, and (b) all out-of-pocket fees, costs and expenses incurred following the Effective Time shall be borne by the Party or its applicable Subsidiary incurring such fees, costs or expenses.

10.11      Headings.  The article, section and paragraph headings contained in this Agreement and in the Ancillary Agreements are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or any Ancillary Agreement.

10.12      Survival of Covenants.  Except as expressly set forth in this Agreement or any Ancillary Agreement, the covenants, representations and warranties contained in this Agreement and each Ancillary Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and the Distribution and shall remain in full force and effect in accordance with their terms.

10.13      Waivers of Default.  Waiver by a Party of any default by the other Party of any provision of this Agreement or any Ancillary Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party.  No failure or delay by a Party in exercising any right, power or privilege under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

10.14      Specific Performance.  Subject to the provisions of Article VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.  The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived.  Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

10.15      Amendments.  No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

10.16      Interpretation.  In this Agreement and any Ancillary Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement (or the applicable Ancillary Agreement) as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement (or such Ancillary Agreement); (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement (or the applicable Ancillary Agreement) unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement (or the applicable Ancillary Agreement) shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in Ireland, the United States or the United Kingdom; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary in this Agreement or in any Ancillary Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to September 8, 2016.

10.17      Limitations of Liability.  Notwithstanding anything in this Agreement to the contrary, neither Adient or any member of the Adient Group, on the one hand, nor Johnson Controls or any member of the Johnson Controls Group, on the other hand, shall be liable under this Agreement to the other for any indirect, incidental, consequential, special, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other (including lost profits or lost revenues) arising in connection with the transactions contemplated hereby (other than any such Liability to the extent awarded to a Third Party with respect to a Third-Party Claim).

10.18      Performance.  Johnson Controls will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary Agreement to be performed by any member of the Johnson Controls Group.  Adient will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement or in any Ancillary

Agreement to be performed by any member of the Adient Group.  Each Party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement and any applicable Ancillary Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such Party’s obligations under this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby.

10.19      Mutual Drafting.  This Agreement and the Ancillary Agreements shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

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IN WITNESS WHEREOF, the parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

JOHNSON CONTROLS INTERNATIONAL PLC

By:	/s/ Brian J. Stief
	Name:	Brian J. Stief
	Title:	Executive Vice President and Chief Financial Officer

ADIENT LIMITED

By:	/s/ Cathleen A. Ebacher
	Name:	Cathleen A. Ebacher
	Title:	Vice President, General Counsel and Secretary

[Signature Page to Separation and Distribution Agreement]